Exhibit 2.1
Execution Copy
Share Purchase Agreement
dated as of June 6, 2011
by and between
Tempopark Fund 1, Greenpark Step GmbH & Co. KG, Steinstrasse 27, 40210 Düsseldorf, Germany
(Seller 1)
Göran Grosskopf, Route de Belmont 54, 1093 La Conversion, Switzerland
(Seller 2)
Beat Curti Holding AG, Seestrasse 108, 8703 Erlenbach, Switzerland
(Seller 3)
Ernst Bruder, Belvédèrestrasse 51, 5621 Zufikon, Switzerland
(Seller 4)
Volker Jantzen, Rotwandstrasse 35, 8004 Zürich, Switzerland
(Seller 5)
Michael Bellert, Seestrasse 15, 8802 Kilchberg, Switzerland
(Seller 6)
Markus Rauh, Weiherstrasse 8, 9402 Mörschwil, Switzerland
(Seller 7)
Beat Curti, Seestrasse 108, 8703 Erlenbach, Switzerland
(Seller 8)
(Seller 1, Seller 2, Seller 3, Seller 4, Seller 5, Seller 6, Seller 7 and Seller 8, together, the Majority Sellers)

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and
each of the other legal and beneficial owners of the common shares and preferred shares of SVOX AG, Switzerland (the Company), having acceded to this Agreement by executing an Accession Confirmation (each a Minority Seller, the Minority Sellers together with the Majority Sellers the Sellers)
and
smac | partners GmbH, Ottobrunner Straße 41, 82008 Unterhaching, Germany
(the Sellers’ Representative)
and
Ruetli Holding Corporation, 1 Wayside Road, Burlington, MA 01803
(the Buyer)
Nuance Communications, Inc., 1 Wayside Road, Burlington, MA 01803
(the Parent)

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Table of Contents

1. Definitions and Interpretation	2

1.1 Certain Defined Terms	2
1.2 Other Definitional and Interpretative Provisions	2

2. Accession to Agreement by Minority Sellers	2

3. Sale and Purchase of the Shares	3

3.1 Object of the Sale	3
3.2 Consideration	3
3.2.1 Total Consideration	3
3.2.2 First Tranche	4
3.2.3 Second Tranche	4
3.2.4 Third Tranche	5
3.3 Form of Payment	5
3.4 Exchange Agent	7

4. Registration of Consideration Shares	10

4.1 Filing and Effectiveness of Stockholder Registration Statement	10
4.2 Limitations on Registration Rights	11
4.3 Registration Procedures	12
4.4 Requirements of Sellers	13
4.5 Indemnification	14
4.6 Assignment of Rights	16

5. Actions Prior to Closing	16

5.1 General	16
5.2 Filings and Submissions	17
5.3 Conduct of Business between Signing and Closing	18
5.3.1 General	18
5.3.2 Access to the Group	20
5.4 Third Party Consents	20
5.5 SVOX Option Plans	20
5.6 Third Party Expenses; Debt Payment; Change of Control Payments	21
5.7 Closing Memorandum	22

6. Closing	22
6.1 Date and Place	22
6.2 Conditions Precedent to the Closing	22
6.2.1 Conditions to the Obligations of Each Party	22

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6.2.2 Conditions to the Obligations of Nuance	23
6.2.3 Condition to the Obligations of the Sellers	26
6.2.4 Waiver of Conditions Not-Satisfied	26
6.2.5 Right of Termination	26
6.3 Closing Actions	28
6.3.1 Actions by the Sellers	28
6.3.2 Actions by Nuance	29
6.3.3 Actions by Sellers’ Representative	30
6.4 Post Closing Actions by Buyer	30

7. Other Covenants	31

7.1 Notification by Sellers	31
7.2 Press Releases and Other Public Announcements	31
7.3 Rights of Recourse against Directors, Officers and Employees	32
7.4 Covenant Not to Compete and Not to Solicit	33
7.5 Confidentiality	34
7.6 Exclusivity	35
7.7 D&O Insurance	36
7.8 Broker Payment	36

8. Taxes, Costs, Expenses and Interest	37

8.1 Transfer Taxes	37
8.2 No Indirect Partial Liquidation in Respect of the Sellers	37
8.3 Costs and Expenses	37
8.4 Interest	37
8.5 Subpart F Income	38

9. Representations and Warranties	38

9.1 Representations and Warranties of the Sellers	38
9.2 Representations and Warranties of Nuance	40

10. Indemnification	40

10.1 Specific Indemnifications	40
10.2 General Indemnification	41

11. Indemnification Procedure	42

11.1 Notice of Breach	42
11.2 Right to Cure	43
11.3 Third Party Claims	43
11.4 Term (Verjährung) of Indemnification Obligations	44
11.5 Limitations on Indemnification Obligations	45
11.6 Remedies Exclusive	47

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11.7 Treatment of Indemnification Payments	47

12. General Provisions	47

12.1 Guarantee by Parent	47
12.2 Effect on Third Parties	47
12.3 Notices	48
12.4 Entire Agreement	49
12.5 Amendments and Waivers	49
12.6 No Assignment	49
12.7 Severability	50
12.8 Relationship amongst Sellers	50
12.8.1 Sellers’ Representative	50
12.8.2 Liability	51

13. Governing Law and Dispute Resolution	51
13.1 Governing Law	51
13.2 Dispute Resolution	51

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Table of Annexes

Number of Annex	Name of Annex
A	Allocation of Shares

B	Subsidiaries; Subsidiary Shares

1	Definitions

2(a)	Form of Accession Confirmation

3.3-A	Consideration Shares Purchase Agreement Closing Date

3.3-B	Consideration Shares Purchase Agreement Second Tranche Payment Date

3.3-C	Consideration Shares Purchase Agreement Third Tranche Payment Date

5.3.1	Restricted Actions

5.4	Consents of Third Parties

5.5	Form of Notice to SVOX Option Plan Participants

6.2.1(a)	Governmental Approvals

6.2.2(c)	Second Amendment to the Siemens APA

6.2.2(e)	Consents of Third Parties (Conditions Precedent)

6.2.2(h)	Release of Liens

6.3.1(h)	Agreements Not Terminated

6.3.1(i)	Form of Release Declaration

9.1	Representations and Warranties of the Sellers | Disclosure Schedule

9.2	Representations and Warranties of Nuance

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     Whereas
A.	The Majority Sellers are the legal and beneficial owners of the outstanding shares in the Company as set forth in Annex A (collectively, the Majority Shares). After the signing of this Agreement, the Majority Sellers will use their best efforts to have all other legal and beneficial owners of shares in the Company outstanding at Closing (collectively, the Minority Shares and, together with the Majority Shares, the Shares) accede to this Agreement as Sellers.

B.	The Company is directly the legal and beneficial owner of the shares, securities convertible into shares and rights to acquire shares (the Subsidiary Shares) in the legal entities (the Subsidiaries and, together with the Company, the Group or the Group Companies) set forth in Annex B.

C.	The Group Companies conduct a speech solution business comprising automotive speech solutions, mobile speech solutions, in-car communications solutions, dialog control solutions and speech prompt solutions.

D.	The Majority Sellers desire to sell the Majority Shares, and to use their best efforts to cause the Minority Sellers to sell the Minority Shares, to the Buyer, and the Buyer desires to purchase the Shares from the Sellers on the terms and subject to the conditions of this Agreement (such purchase and sale, the Acquisition).

E.	If, after the Closing, the Buyer holds less than 100% of the Shares and more than 90% of the Company Shares, the Buyer intends to merge the Company into the Buyer or any of its Affiliates by way of statutory merger in accordance with article 8 para 2 of the Merger Act, by which the remaining holders of outstanding shares in the Company will receive a merger consideration economically equal to the consideration to be received by the Sellers under this Agreement.

F.	The Sellers desire to appoint smac | partners GmbH as the Sellers’ Representative.

G.	Buyer is a wholly owned subsidiary of the Parent and Parent wishes to guarantee all obligations of the Buyer under this Agreement.
Now, therefore, the Sellers, the Sellers’ Representative, the Buyer and the Parent agree as follows:

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1. Definitions and Interpretation
1.1 Certain Defined Terms
Capitalized terms used in this Agreement shall have the meaning assigned to them in Annex 1.
1.2 Other Definitional and Interpretative Provisions
(a)	The words “hereof”, “herein” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Clause, Schedule and Annex references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. All Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement, as if set forth in full herein. Any capitalized term used in any Annex or Schedule hereto, but not defined therein, shall have the meaning assigned to it in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “or” shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” shall be interpreted to mean “and|or” rather than “either|or”). Unless otherwise specified, currency amounts referenced herein are in EUR.

(b)	If provisions in this Agreement include English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and|or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.
2. Accession to Agreement by Minority Sellers
(a)	After execution of this Agreement by the Majority Sellers, the Buyer, the Parent and the Sellers’ Representative, the Majority Sellers will use their best efforts to have all other legal and beneficial owners of outstanding shares in the Company accede to this Agreement as Minority Sellers and Sellers respectively by executing an accession confirmation in the form set forth in Annex 2(a) (the Accession Confirmation).

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(b)	Each of the Majority Sellers, the Buyer, the Parent, the Sellers’ Representative and any Minority Seller (having acceded to the Agreement prior to the accession of another Minority Seller) hereby acknowledges and agrees that each legal and beneficial owner of Shares upon due execution of an Accession Confirmation becomes a party to this Agreement as Minority Seller (and accordingly as Seller) and will have all rights and obligations of a Seller hereunder.

(c)	An accession according to this Article 2 will only be effective if the relevant Accession Confirmation is received by the Buyer and the Sellers’ Representative at least two (2) Business Days prior to the Closing Date.

(d)	The Buyer and the Sellers’ Representative agree to update Annex A two (2) Business Days prior to the anticipated Closing Date and to have it attached to this Agreement.
3. Sale and Purchase of the Shares
3.1 Object of the Sale
(a)	On the terms and subject to the conditions of this Agreement, (i) the Majority Sellers hereby agree to sell and transfer the Majority Shares to the Buyer and (ii) the Minority Sellers agree to sell and transfer the Minority Shares to the Buyer, free and clear of any Liens.

(b)	On the terms and subject to the conditions of this Agreement, the Buyer hereby agrees to purchase and accept from the Majority Sellers and the Minority Sellers, respectively, in each case at the Closing, full legal and beneficial ownership of the Shares, free and clear of any Liens.
3.2 Consideration
3.2.1 Total Consideration
(a)	The aggregate consideration for 100% of the Shares payable by the Buyer is equal to the amount of EUR 87,000,000.00 and consists of:
(i)	a first tranche in the amount of EUR 57,000,000 (the First Tranche) payable pursuant to Article 3.2.2, Article 3.3 and Article 3.4;

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(ii)	a second tranche in the amount of EUR 8,300,000 (the Second Tranche) payable pursuant to Article 3.2.3, Article 3.3 and Article 3.4; and

(iii)	a third tranche in the amount of EUR 21,700,000 (the Third Tranche; the First Tranche, the Second Tranche and the Third Tranche together the Total Consideration) payable pursuant to Article 3.2.4, Article 3.3 and Article 3.4.
(b)	In case less than 100% of the Shares are the subject of the sale and purchase according to this Agreement, each of the First Tranche, the Second Tranche and the Third Tranche shall be reduced by such percentage identical to the difference between 100% and the percentage of the Shares that are the subject of the sale and purchase according to this Agreement.
3.2.2 First Tranche
The First Tranche minus any (i) Company Third Party Expenses, (ii) Sellers Third Party Expenses, (iii) Change of Control Payments, (iv) Debt Repayment Amount (in the case of clauses (i) — (iv), as set forth on the applicable Closing Date Statement) and (v) the Siemens Payment shall be payable by the Buyer to the Sellers at Closing in accordance with Article 3.3 and Article 3.4.
3.2.3 Second Tranche
(a)	The Second Tranche minus any (i) Company Third Party Expenses, (ii) Sellers Third Party Expenses, (iii) Change of Control Payments (in the case of clauses (i) — (iii), as set forth on the applicable Closing Date Statement) and (iv) any amount that will be placed in escrow in accordance with Article 3.2.3(c) shall be payable by the Buyer to the Sellers at the one year anniversary of the Closing (the Second Tranche Payment Date) in accordance with Article 3.3 and Article 3.4.

(b)	Subject to Article 3.2.3(c), neither the Buyer nor the Parent shall be allowed to set off any of its claims it may have against any of the Sellers under this Agreement or otherwise (including, without limitation, claims for indemnification) against the Second Tranche.

(c)	If Nuance gives a Notice of Breach or more than one Notice of Breach on or before 11:59 p.m. EST on the Second Tranche Payment Date, any amounts for which such Notice(s) of Breach has been given, subject to the limitations on indemnification set forth in Article 11, shall be deducted from

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the Second Tranche and be placed in escrow to be held by the Escrow Agent and paid to the Sellers or to Nuance by the Escrow Agent in accordance with the terms of the Escrow Agreement. If the escrow consists of Consideration Shares, any payments made to an Indemnified Party from the escrow shall value each Consideration Share at the Closing Price for the Second Tranche.
3.2.4 Third Tranche
(a)	The Third Tranche minus any (i) Company Third Party Expenses, (ii) Seller Third Party Expenses and (iii) Change of Control Payments (in the case of clauses (i) — (iii), as set forth on the applicable Closing Date Statement) shall be payable by the Buyer to the Sellers on December 31, 2012 (the Third Tranche Payment Date) in accordance with Article 3.3 and Article 3.4.

(b)	Neither the Buyer nor the Parent shall be allowed to set off any of its claims it may have against any of the Sellers under this Agreement or otherwise (including, without limitation, claims for indemnification) against the Third Tranche.
3.3 Form of Payment
(a)	The Sellers’ Representative shall, on behalf of the Sellers, notify the Buyer and the Exchange Agent in writing no later than five (5) Business Days prior to the Closing Date, the Second Tranche Payment Date and the Third Tranche Payment Date, respectively, of the bank accounts (the Bank Accounts) and deposit accounts (the Deposit Accounts) to which the payments of cash and transfer of Consideration Shares, respectively, shall be made in accordance with this Article 3.3.

(b)	Subject to Article 6.3.2 hereof, the payments to be made pursuant to Article 3.2 shall be satisfied in the following manner:
(i)	payment of cash by wire transfer in immediately available funds in EUR to the Bank Accounts;

(ii)	at the election of the Buyer only, allotment and issuance of the Consideration Shares, if any, to the Sellers, free and clear of any Liens, and delivery of the Consideration Shares to the Deposit Accounts; or

(iii)	at the election of the Buyer only, a combination of (a) and (b) above,

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provided, however, that (a) If Buyer determines in good faith that for securities Law or for other reasonable purposes paying cash to certain Sellers is advisable, Buyer may elect, in its sole discretion, to pay certain Sellers in cash while other Sellers receive Consideration Shares (or a combination of Consideration Shares and cash) and (b) Buyer shall elect and inform in writing the Sellers’ Representative no later than one (1) Business Day prior to the Closing, the Second Tranche Payment Date, and the Third Tranche Payment Date, respectively, how the First Tranche, the Second Tranche and the Third Tranche will be satisfied.
(c)	If any certificate for Consideration Shares is to be issued in a name other than that in which the Company Share Certificate surrendered in exchange therefor is registered, or if any cash amounts are to be disbursed pursuant to Article 3.2 to a Person other than the Person whose name is reflected on the Company Share Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the Company Share Certificate so surrendered will be properly endorsed or, as the case may be, assigned, and otherwise in proper form for transfer of legal title of the respective Share to the Buyer and that the Person requesting such exchange will have paid to the Buyer or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for Consideration Shares in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Buyer or any agent designated by it that such Tax has been paid or is not payable.

(d)	(i)	In the event that Buyer elects to issue Consideration Shares as the means of payment of the First Tranche pursuant to this Article 3.3, the Parent, Buyer and the Sellers hereby agree that the Consideration Share Purchase Agreement attached hereto as Annex 3.3-A shall automatically and without any further action by the Parties become effective as of the Closing Date, and the Consideration Shares shall be issued pursuant thereto and the Buyer and the Sellers’ Representative shall promptly complete the payment information in Exhibit A to the Consideration Share Purchase Agreement attached hereto as Annex 3.3-A.

	(ii)	In the event that Buyer elects to issue Consideration Shares as the means of payment of the Second Tranche pursuant to this Article 3.3, the Parent, Buyer and the Sellers hereby agree that the Consideration Share Purchase Agreement attached hereto as Annex 3.3-B shall automatically and without any further action by the Parties become

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effective as of the Second Tranche Payment Date, and the Consideration Shares shall be issued pursuant thereto and the Buyer and the Sellers’ Representative shall promptly complete the payment information in Exhibit A to the Consideration Share Purchase Agreement attached hereto as Annex 3.3-B.
(iii)	In the event that Buyer elects to issue Consideration Shares as the means of payment of the Third Tranche pursuant to this Article 3.3, the Parent, Buyer and the Sellers hereby agree that the Consideration Share Purchase Agreement attached hereto as Annex 3.3-C shall automatically and without any further action by the Parties become effective as of the Third Tranche Payment Date, and the Consideration Shares shall be issued pursuant thereto and the Buyer and the Sellers’ Representative shall promptly complete the payment information in Exhibit A to the Consideration Share Purchase Agreement attached hereto as Annex 3.3-C.
3.4 Exchange Agent
(a)	An institution selected by the Buyer (provided that such institution shall be a well reputable institution and shall not be an Affiliate of Nuance) and at Buyer’s sole expense, shall serve as the exchange agent (such institution, the Exchange Agent) for the Acquisition. Any payments to be made pursuant to Article 3.2 and in accordance with Article 3.3 shall be made by the Exchange Agent to the Sellers as designated in writing by the Sellers’ Representative to the Buyer and the Exchange Agent no later than five (5) Business Days prior to the anticipated Closing Date, the Second Tranche Payment Date and the Third Tranche Payment Date, respectively.

(b)	The Buyer shall make available to the Exchange Agent on the Closing Date, the Second Tranche Payment Date and the Third Tranche Payment Date, respectively, the cash and|or Consideration Shares payable at such times pursuant to Article 3.2 in exchange for Shares; provided, however, that, the Buyer shall deposit into escrow the cash and|or Consideration Shares out of the Second Tranche that are to be placed into escrow pursuant to Article 3.2.3(a). The cash and|or Consideration Shares placed into escrow pursuant to Article 3.2.3(a) shall be deemed to have been paid to the Sellers and contributed to the escrow account with respect to the Pro Rata Portion of each Seller.

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(c)	As soon as practicable after the date hereof and in any event no later than five (5) Business Days prior the anticipated Closing Date, as applicable, the Buyer shall (or shall cause the Exchange Agent to) mail a letter of transmittal and a Stockholder Questionnaire, if applicable. After receipt of such letter of transmittal, the Sellers shall surrender the Company Share Certificates as set out in Annex A to the Exchange Agent together with a duly completed and validly executed letter of transmittal and assignment of the respective Shares to Buyer. Upon surrender of the Company Share Certificate(s) to the Exchange Agent, together with such letter of transmittal and assignment of the respective Shares to Buyer, duly completed and validly executed in accordance with the instructions thereto as determined by the Exchange Agent, subject to the Closing, the holder of such Company Share Certificates shall be entitled to receive at or as soon as practicable following the Closing in accordance with Article 6.3.2, on the Second Tranche Payment Date and on the Third Tranche Payment Date, as applicable, from the Exchange Agent in exchange therefor Consideration Shares and|or cash to which such holder is entitled pursuant to Article 3.2 and the Buyer shall (or shall cause the Exchange Agent to) deliver such Consideration Shares and/or cash at such times; provided, however, that the Exchange Agent shall in no event make any payments and|or deliver Consideration Shares to the Sellers unless the Exchange Agent shall have validly received Company Share Certificates representing greater than 90% of the Company Shares. If the Exchange Agent has received Company Share Certificates prior to the Closing and the Agreement is terminated pursuant to Article 6.2.5, the Exchange Agent shall (and Nuance shall cause the Exchange Agent to) return to the Sellers’ Representative within five (5) Business Days after receipt of notice from the Sellers’ Representative that the Agreement has been terminated, any Company Share Certificate(s) in the possession of the Exchange Agent, together with the letter of transmittal and assignment of the respective Shares.

(d)	Notwithstanding the foregoing, in lieu of any Company Share Certificate that has been lost, stolen or destroyed, a Seller may provide an affidavit of loss as an indemnity against any claim that may be made against Buyer or Exchange Agent with respect to such Company Share Certificate, whereby the Shares certificated by such lost or stolen Company Share Certificate shall not be considered in the calculation of the 90% threshold pursuant to the proviso above. No interest shall be payable on any cash deliverable upon the exchange of any Shares.

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(e)	No portion of the consideration will be paid to any Seller holding any unsurrendered Company Share Certificate at the Closing with respect to Shares represented thereby until the holder of record of such Company Share Certificate shall surrender such Company Share Certificate pursuant to Articles 3.4(c) 3.4(d), 3.4(e) or 3.4(f). Until surrendered to the Exchange Agent (or the Buyer in accordance with Clause 3.4(f)), each Company Share Certificate outstanding at Closing held by a Seller will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the applicable portion of the cash and|or Consideration Shares pursuant to Article 3.2 in exchange for Shares (without interest) into which such Shares shall have been so converted. Upon surrender of any such Company Share Certificate(s) after the Closing Date, but before the date the shareholders of the Company resolve on the merger as contemplated in Article 6.4, to the Exchange Agent (or the Buyer in accordance with Article 3.4(f)), together with such letter of transmittal and assignment of the respective Shares to Buyer, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Share Certificates shall be entitled to receive: (i) as soon as practicable after receipt of such Company Share Certificates and letter of transmittal by the Exchange Agent (or the Buyer in accordance with Article 3.4(f)) and in any event within five (5) Business Days after such receipt, all Consideration Shares and|or cash that would otherwise have been due and payable with respect to such Company Share Certificates on or prior to the date of surrender thereof as if such Share Certificates had been delivered at or prior to the Closing; and (ii) any additional Consideration Shares and|or cash at such times and in such amounts as set forth in Article 3.2 and Article 3.4(c). The Buyer shall (or shall cause the Exchange Agent to) deliver such Consideration Shares and/or cash at such times.

(f)	At any time following the last Business Day of the respective three (3) month period following each of the Closing, the Second Tranche Payment Date and the Third Tranche Payment Date, as applicable, the Buyer shall be entitled to require the Exchange Agent to deliver to the Buyer or its designated successor or assign all Consideration Shares and cash that have been deposited with the Exchange Agent free of any Liens pursuant to Article 3.4(b), and any income or proceeds thereof, not disbursed to the Sellers pursuant to Article 3.4(c). Thereafter, Sellers holding unsurrendered Company Share Certificates shall look only to the Buyer for the applicable portion of the Consideration Shares and/or cash payable in exchange for such Company Share Certificates in accordance with Articles 3.2 and 3.4(e).

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(g)	Notwithstanding anything to the contrary in this Article 3, neither the Exchange Agent, nor any party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, Tax or similar Law.
4. Registration of Consideration Shares
The provisions of this Article 4 shall only apply in the event the Buyer elects to issue Consideration Shares to the Sellers.
4.1 Filing and Effectiveness of Stockholder Registration Statement
The Parent shall use its commercially reasonable efforts to file either a registration statement on Form S-3 (or other appropriate form if Form S-3 is not available) or a prospectus supplement to an effective registration statement pursuant to Rule 424(b) under the Securities Act covering the resale to the public by the Sellers of all shares representing the Consideration Shares (the Stockholder Registration Statement) with the SEC within five (5) Business Days following the date Consideration Shares are issued to any one or more Sellers. The Parent shall use its commercially reasonable efforts to cause the Stockholder Registration Statement to be automatically effective upon filing, or if automatic effectiveness is not available, to be declared effective by the SEC as soon as practicable and use its commercially reasonable efforts to assist the Sellers in allowing sales of shares representing the Consideration Shares to occur in the United States pursuant to the Stockholder Registration Statement; provided that the Parent shall not be required to make any filing with the SEC prior to the date that such filing otherwise would be due other than the Parent’s Form 8-K containing the required financial statements of the Company and the pro-forma financial statements required in connection with the Acquisition (the Form 8-K). The Parent shall cause the Stockholder Registration Statement to remain available for use until such time as all of the Consideration Shares are eligible for resale by non-affiliates pursuant to Rule 144 under the Securities Act or any other rule of similar effect without any volume or manner of sale restrictions or such earlier time as all of the Consideration Shares covered by the Stockholder Registration Statement has been sold pursuant thereto. The Parent shall pay the expenses incurred by it in complying with its obligations under this Article 4.1 including, without limitation, all preparation, registration, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for the Parent, accountants for the Parent and Seller and other advisors or Persons retained by the Parent in connection with the filing of the Stockholder Registration Statement, but excluding (a) any brokerage fees, selling commissions or underwriting

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discounts incurred by the Sellers in connection with sales under the Stockholder Registration Statement, and (b) the fees and expenses of any attorneys retained by the Sellers.
4.2 Limitations on Registration Rights
(a)	The Parent may, by written notice to the Sellers, (i) delay the filing or effectiveness of the Stockholder Registration Statement, or (ii) suspend the Stockholder Registration Statement after effectiveness and require that the Sellers immediately cease sales of the Consideration Shares pursuant to the Stockholder Registration Statement, in the event that (A) the Parent files a registration statement (other than a registration statement on Form S-8 or any successor form) or a prospectus supplement to an effective registration statement pursuant to Rule 424(b) under the Securities Act with the SEC for a public offering of its securities for its own behalf, (B) the Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Parent desires to keep confidential for business reasons, if the Parent determines in good faith that the public disclosure requirements imposed on the Parent under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations, or (C) the Parent determines in good faith that the public disclosure requirements imposed on the Parent under the Securities Act in connection with the Stockholder Registration Statement would require the Parent to file any information or materials with the SEC prior to the date that such information or materials otherwise would be required to be filed, other than the Form 8-K in connection with the Acquisition.

(b)	If the Parent delays or suspends the Stockholder Registration Statement or requires the Sellers to cease sales of Consideration Shares pursuant to Article 4.2(a), the Parent shall, as promptly as practicable following the termination of the circumstance which entitled the Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement (with such Stockholder Registration Statement staying effective and remaining effective for the period contemplated by Article 4.1) and|or give written notice to all Sellers authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Parent shall enclose such revised prospectus with the notice to the Sellers given pursuant to this Article 4.2(b), and the Sellers

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shall make no offers or sales of Consideration Shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.
4.3 Registration Procedures
(a)	In connection with the filing by the Parent of the Stockholder Registration Statement, the Parent shall furnish to each Seller a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(b)	The Parent shall use its commercially reasonable efforts to register or qualify all shares representing the Consideration Shares covered by the Stockholder Registration Statement under the securities Laws of each state of the United States; provided, however, that the Parent shall not be required in connection with this subparagraph to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction unless Parent is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(c)	The Parent shall notify all Sellers when the Stockholder Registration Statement has become effective and anytime when resales must cease or may be resumed.

(d)	The Parent shall promptly prepare and file with the SEC such amendments and supplements to such Stockholder Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act and to keep the Stockholder Registration Statement effective.

(e)	If the Parent has delivered preliminary or final prospectuses to the Sellers and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Parent shall promptly notify the Sellers and, if requested by the Parent, the Sellers shall immediately cease making offers or sales of shares representing the Consideration Shares under the Stockholder Registration Statement and return all prospectuses to the Parent. The Parent shall promptly provide the Sellers with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Sellers shall be free to resume making offers and sales under the Stockholder Registration Statement.

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(f)	The Parent shall cause all Consideration Shares to be listed on each securities exchange on which similar securities issued by the Parent are then listed.

(g)	If necessary, the Parent shall provide a transfer agent, registrar and CUSIP number for the Consideration Shares, in each case not later than the effective date of the Stockholder Registration Statement.
4.4 Requirements of Sellers
(a)	The Sellers’ Representative is authorized to (i) give and receive notices for and on behalf of the Sellers in connection with this Article 4, and (ii) deliver, as promptly as practicable after receipt from the Parent, to the Sellers the Selling Stockholder Questionnaires (as defined in Article 4.4(b)(i)) in the form provided by the Parent to the Sellers’ Representative, and collect completed and duly executed Selling Stockholder Questionnaires from the Sellers.

(b)	The Parent shall not be required to include any shares representing Consideration Shares held by a particular Seller in the Stockholder Registration Statement unless:
(i)	the Seller owning such Consideration Shares shall have delivered to the Sellers’ Representative not later than the date of payment, in writing such information regarding such Seller and the proposed sale of Consideration Shares by such Seller as the Parent may reasonably request and as is customarily required in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities (the Selling Stockholder Questionnaire). The Selling Stockholder Questionnaire shall include an agreement by the Sellers to indemnify Nuance and each of its directors and officers against, and hold Nuance and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Nuance or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Seller furnished pursuant to this article, provided, however, that in no event shall such indemnification by any Seller exceed the net proceeds received by such Seller from the sale of Consideration Shares pursuant to the Stockholder Registration Statement; and

(ii)	the Sellers’ Representative shall deliver to the Parent all completed and executed Selling Stockholder Questionnaires as received. To the

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extent that any Selling Stockholder Questionnaires are delivered to the Parent prior to the second Business Day before the date the Stockholder Registration Statement is filed with the SEC, the Parent shall include the Consideration Shares represented by such Selling Stockholder Questionnaires in the Stockholder Registration Statement. To the extent any Selling Stockholder Questionnaires are delivered to the Parent after such date, the Parent shall use commercially reasonable efforts to include the Consideration Shares represented by such Selling Stockholder Questionnaires in the Stockholder Registration Statement (including by either amending the Stockholder Registration Statement or filing a supplement to the Stockholder Registration Statement; provided, however, that in any event the Parent shall not be obligated to file more than one (1) amendment or supplement).
4.5 Indemnification
(a)	Parent agrees to indemnify and hold harmless each Seller whose shares are included in the Stockholder Registration Statement, and if such Seller is not an individual, such Seller’s directors, officers and each Person, if any, that controls a Seller whose shares are included in the Stockholder Registration Statement within the meaning of the Securities Act, against any losses, claims, damages, expenses or liabilities to which such Seller or other such Person may become subject by reason of any untrue statement or alleged untrue statement of a material fact contained in the Stockholder Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished in writing to Nuance by or on behalf of a Seller for use in the Stockholder Registration Statement. Parent shall have the right to assume the defense and settlement of any claim or suit for which Parent may be responsible for indemnification under this Article 4. The indemnified party may participate in any such defense or settlement, but Parent shall not be liable to such indemnified party for any legal or other expenses incurred by such indemnified party in connection with the defense thereof; provided, however, that: (x) if Parent fails to take reasonable steps necessary to defend in good faith the action or proceeding within ten (10) Business Days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (y) if such indemnified party who is a defendant in any action or proceeding which is also brought against Parent shall have reasonably concluded, based on the advice of counsel, that there may be one or more legal defenses available to such indemnified party which are not available to Parent; or (z) if representation of both

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parties by the same counsel is impermissible under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction) and Parent shall be liable for any reasonable expenses therefor. Parent shall not, without the written consent of the Sellers’ Representative, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any action or claim in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise or judgment (i) includes an unconditional release of the Sellers from all liability arising out of such action or claim, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Seller.

(b)	If the indemnification provided for in this Article 4.5 is unavailable to an indemnified party with respect to any losses, claims, damages, expenses or liabilities referred to therein or is insufficient to hold the indemnified party harmless as contemplated therein, then Parent, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities in such proportion as is appropriate to reflect the relative fault of Parent, on the one hand, and the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities as well as any other relevant equitable considerations. The relative fault of Parent, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Parent or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Parent and Sellers’ Representative agree that it would not be just and equitable if contribution pursuant to this Article 4.5 were determined by pro rata allocation or by any other method of allocation that fails to take account of the equitable considerations referred to above. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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4.6	Assignment of Rights

A Seller may not assign any of its rights under this Article 4 except in connection with the transfer of some or all of such Seller’s First Tranche, Second Tranche or Third Tranche to (a) an immediate family member, a charitable trust, or to a trust for the benefit of such Seller or his/her immediate family member, or (b) a tax exempt organization under Section 501(c)(3) of the Code, provided each such transferee agrees in a written instrument delivered to the Buyer and Parent to be bound by the provisions of this Article 4.

5.	Actions Prior to Closing

5.1	General
(a)	On the terms and subject to the conditions of this Agreement and except as otherwise expressly provided herein, the Sellers shall severally and not jointly use their commercially reasonable efforts (and shall severally and not jointly use their commercially best efforts to cause the Company to use its commercially reasonable efforts) to cause:
(i)	the conditions precedent set forth in Articles 6.2.1 and 6.2.2 to be satisfied; and

(ii)	their relevant Affiliates to do all reasonable acts and things necessary (and within their power) to cause the Closing to occur.
(b)	On the terms and subject to the conditions of this Agreement and except as otherwise expressly provided herein, Nuance shall use its commercially reasonable efforts to cause:
(i)	the conditions precedent set forth in Articles 6.2.1 and 6.2.3 to be satisfied; and

(ii)	their Affiliates to do all reasonable acts and things necessary (and within their power) to cause the Closing to occur.
(c)	Each Party shall, and shall cause its Affiliates, officers, employees, agents, auditors and representatives to, (i) cooperate in good faith with the other Parties, (ii) promptly inform the Sellers’ Representative (if any such action is taken by Nuance) or the Buyer (if any such action is taken by the Sellers’ Representative or any of the Sellers), as the case may be, of any material actions taken in view of the Closing and (iii) promptly inform the Buyer (as regards obligations of Nuance) or the Sellers’ Representative (as regards

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Obligations of the Sellers’ Representative or any of the Sellers) in case it is of the view that the other Party is in breach on any obligation or covenant prior to Closing.
5.2	Filings and Submissions

In connection with and without limiting the generality of the foregoing Article 5.1:
(a)	Nuance shall, as promptly as reasonably practicable, but in any event, within fifteen (15) Business Days after the date of this Agreement, make all filings and submissions required to be made by it pursuant to Article 6.2.1(a), and the Sellers’ Representative and the Sellers shall promptly cooperate, and cause the Group Companies to promptly cooperate, with Nuance, and provide all necessary information and assistance reasonably requested by Nuance, in each case in connection with such filings and submissions; it being understood that if the Sellers’ Representative or the Sellers fail to fully and promptly cooperate with Nuance or to provide the information and assistance reasonably requested by Nuance, Nuance shall be under no obligation to make any such filings within fifteen (15) Business Days after the date of this Agreement.

(b)	In the case of a filing or submission that is the legal responsibility of Nuance and the Sellers and|or the Company, Nuance shall not make any filing or submission without prior consultation with the Sellers’ Representative, and the Sellers and the Company shall not make any filing or submission without prior consultation with the Parent (in each case, such consultation not to be unreasonably withheld or delayed).

(c)	Parent may, in its sole discretion, on behalf of and in the name of the Sellers and the Company, obtain a ruling from the Tax Authorities of the Canton of Zürich (Kantonales Steueramt Zürich) and|or the Federal Tax Authorities (Eidgenössische Steuerverwaltung) confirming that that the merger as contemplated in Article 6.4 does not constitute an indirect partial liquidation under Article 8.2, and the Sellers’ Representative and the Sellers shall promptly cooperate, and cause the Group Companies to promptly cooperate, with Nuance, and provide all necessary information and assistance reasonably requested by Nuance for such filing with the Cantonal and Federal Tax Authorities.

(d)	Each Party shall take all reasonable steps to avoid any suit, claim, action, investigation or proceeding and, in addition, defend against any suits,

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claims, actions, investigations or proceedings, whether judicial or administrative (including by seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed), in each case challenging the Acquisition or seeking to enjoin or prevent the consummation of the Acquisition or which could reasonably be anticipated as having as an effect the enjoining or prevention of the consummation of the Acquisition. For the avoidance of doubt, Nuance shall be under no obligation to agree or offer to divest or hold separate, or enter into any agreement, license or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of either Nuance, its Affiliates or the Group.
5.3	Conduct of Business between Signing and Closing

5.3.1	General
(a)	Unless otherwise expressly permitted by the terms of this Agreement, from and including the date of this Agreement to Closing (or earlier termination of this Agreement), the Sellers shall severally (and not jointly) use their commercially reasonable efforts to procure that the Group Companies operate their respective businesses as a going concern, in the ordinary course of business, with due care and diligence and consistent with prior practice. In addition and without limiting the generality of the foregoing, unless otherwise expressly permitted by the terms of this Agreement, from and including the date of this Agreement to the earlier of the Closing or the termination of this Agreement, and to the extent permissible under applicable Laws, each Seller agrees not to, and agrees to procure that none of the Group Companies shall, take or agree to take any of the actions set forth on Annex 5.3.1 without the prior written consent of the Parent which consent shall not be unreasonably withheld; provided, however, that (A) the consent of the Parent shall be deemed to have been given if the Parent does not respond within five (5) Business Days upon receipt by the Parent of the respective consent request, it being understood that the Parent will have been deemed to respond if it (1) approves a consent request, (2) denies a consent request or (3) requests additional information in order to decide whether to approve or deny a consent request (and upon receipt of such additional information, the consent of the Parent shall be deemed to have been given if the Parent does not respond within two (2) Business Days) and (B) (1) if consent of an action is required pursuant to this Article 5.3.1 and it appears to the chairman of the Company (or his deputy) that such action requires immediate attention and answer of the Parent or (2) if

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the Parent denies a consent request and the chairman of the Company (or his deputy) wishes to discuss such denial, the Parent and the chairman of the Company (or his deputy) shall use their reasonable efforts to discuss the relevant action by phone or by any other means of communication as soon as practicable, but in no event later than two (2) Business Days upon receipt by the Parent of a request for discussion.
(b)	Notwithstanding anything set forth in Annex 5.3.1 to the contrary, the Company is authorized to borrow up to the EUR 2,500,000 limit under its existing working capital line of credit with Neue Aargauer Bank. If as a result of a decision by the Parent to withhold its consent to an action listed on Annex 5.3.1 the Company reasonably needs additional working capital, the Parent and the Sellers’ Representative agree to negotiate in good faith options to provide additional funding to the Company. In discussing options to provide additional funding to the Company, and whether any such funding may be treated as a Debt Repayment Amount, the Parent and the Sellers’ Representative agree to consider in good faith the reasons that additional working capital is needed, the amount of additional working capital and the period of time for which such additional working capital will be required.

(c)	If the Sellers or any Group Company desire to take an action listed in Annex 5.3.1, prior to taking such action the Sellers’ Representative or a Key Person (or the chairman of the Company in case of a request as set forth under (B) in Article 5.3.1(a)) shall request such written consent by sending an e-mail or facsimile to:

Bruce Bowden, Senior Vice President, Corporate Strategy & Development Telephone: +1 781 565 4731 Facsimile: +1 781 565 5565 E-mail address: Bruce.bowden@nuance.com with copy to:

Helgi Bloom, Vice President, Corporate Strategy & Development Telephone: +1 781 565 5076 Facsimile: +1 781 565 5565 E-mail address: Helgi.bloom@nuance.com

Jeffrey Prowda, Legal Counsel, Corporate & M&A Telephone: +1 781 565 4326 Facsimile: +1 866 591 8903

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E-mail address: Jeffrey.prowda@nuance.com

A request as set forth under (B) in Article 5.3.1(a) shall expressly mention the nature and reason of such request.
5.3.2	Access to the Group

To the extent permissible under applicable Laws, from and including the date of this Agreement to Closing (or earlier termination of this Agreement), the Sellers shall severally (and not jointly) use their commercially reasonable efforts to procure that the Group Companies shall provide Nuance and Nuance’s legal and financial advisors and auditors with direct access to the personnel, properties, books, contracts, commitments, tax returns and records of the Group Companies and furnish any information concerning any Group Company as Nuance may reasonably request. No information or knowledge obtained in any investigation pursuant to this Article 5.3.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Acquisition in accordance with the terms and provisions hereof.

5.4	Third Party Consents

The Sellers shall severally (and not jointly) use their commercially reasonable efforts to procure that the Group Companies obtain a consent or waiver from the relevant third party under any agreement (i) to which a Group Company is a party or by which any of the assets or properties of a Group Company is bound, and (ii) containing a change in control provision that has been, or will be, triggered by the execution of this Agreement, the consummation of the Acquisition or any other transactions contemplated hereby, including the agreements set forth in Annex 5.4, on or before the Closing. Nuance shall provide commercially reasonable assistance to the Group Companies to obtain such consents and waivers; provided, however, that neither Nuance nor any Group Company shall be required to make any payment to any Person, incur any liability or obligations or agree to any amendments to or forego any benefits under any such agreement, in each case, in connection with any such consent or waiver.

5.5	SVOX Option Plans

The Sellers shall severally (and not jointly) (i) use their commercially reasonable efforts to have each participant of the SVOX Option Plan, dated April 25, 2005, and the SVOX Option Plan for the Board, dated April 25, 2005 (together the

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SVOX Option Plans) agree to and execute a letter in the form as set forth in Annex 5.5 and, (ii) in case all participants to the SVOX Option Plans have agreed to and executed a letter in the form as set forth in Annex 5.5 terminate the SVOX Option Plans with effect upon Closing.

5.6	Third Party Expenses; Debt Payment; Change of Control Payments

Whether or not the Acquisition is consummated, all third-party fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting (including financial advisory, consulting, and all other fees and expenses of third parties and any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Article 5.4) incurred by a Party or the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (the Third Party Expenses), shall be the obligation of the respective Party or the Company incurring such fees and expenses. Notwithstanding the foregoing, Parent shall reimburse the Company for the costs or expenses of KPMG LLP and PricewaterhouseCoopers LLP incurred by the Company in connection with the establishment and the audit of the Required Financials. The Sellers’ Representative shall provide the Parent with a statement of estimated Company Third Party Expenses, Sellers’ Third Party Expenses, Change of Control Payments and Debt Repayment Amount incurred, or to be incurred by the Company and Subsidiaries, at least three (3) Business Days prior to each of the anticipated Closing Date, the Second Tranche Payment Date and the Third Tranche Payment Date in form reasonably satisfactory to the Parent (each a Closing Date Statement). The Closing Date Statement shall be accompanied by invoices from the Company’s or Subsidiary’s legal, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Company Third Party Expenses. The amount of (a) any Company Third Party Expenses that are not reflected on the Closing Date Statement (the Excess Company Third Party Expenses), (b) any payments necessary to repay all of the Company’s or any Subsidiary’s outstanding Debt for borrowed money (other than the recurring credit facility with Neuer Aargauer Bank) as of the Closing Date in excess of the Debt Repayment Amount (an Excess Debt Payment) and (c) any payments due and payable by the Company or any Subsidiary to its employees as of the Closing Date, the Second Tranche Payment Date or the Third Tranche Payment Date, as the case may be, as a result of the transactions contemplated by this Agreement and all employment or payroll Taxes arising out of such payments (other than payments due and payable solely as a result of actions taken by Nuance or any Group Company following

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the Closing) in excess of the Change of Control Payments (an Excess Change of Control Payment) shall be subject to the indemnification provisions of Article 10.1 and shall not be counted toward or limited by the Threshold Amount or any of the Caps. Any disputes with respect to Excess Third Party Expenses, Excess Debt Payment and/or Excess Change of Control Payment shall be resolved in accordance with Articles 10, 11 and 13.2 hereof.

5.7	Closing Memorandum

No later than five (5) Business Days prior to the anticipated Closing, Nuance’s legal counsel, in cooperation with the Sellers’ legal counsel, shall prepare a closing memorandum confirming the fulfilment of the conditions precedent pursuant to Article 6.2 and describing the actions required to be taken at the Closing pursuant to Article 6.3. The closing memorandum shall be signed by the Buyer, the Parent and the Sellers’ Representative on behalf of all Sellers, thereby evidencing that Closing has occurred.

6.	Closing

6.1	Date and Place
(a)	The Closing shall take place on (i) the first Business Day following the date which the conditions precedent set forth in Article 6.2 have been satisfied or waived (where so permitted) or on (ii) such other date as the Parent and the Sellers’ Representative may agree.

(b)	The Closing shall take place at the offices of Homburger AG, Weinbergstrasse 56|58, CH-8006 Zurich, Switzerland, or at such other location as the Parent and the Sellers’ Representative may agree.
6.2	Conditions Precedent to the Closing

6.2.1	Conditions to the Obligations of Each Party

The obligation of the Buyer to purchase the Shares and the obligation of the Sellers to sell the Shares to the Buyer shall be subject to the satisfaction or waiver (by the relevant Party where so permitted) on or prior to the Closing Date of the following conditions:
(a)	All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or waiting periods imposed by, any Governmental

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Entity necessary for the consummation of the Acquisition as set forth in Annex 6.2.1(a) shall have been obtained or filed or shall have occurred either (x) on an unconditional basis or (y) subject to the satisfaction of conditions, requirements or commitments reasonably acceptable to Nuance. For the avoidance of doubt, Nuance shall be under no obligation to agree or offer to divest or hold separate, or enter into any agreement, license or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of either Nuance, its Affiliates or the Group.

(b)	No action shall be pending or threatened and no order, law, injunction or decree of any court, administrative body or arbitration tribunal shall exist that has the effect of making illegal or otherwise preventing or prohibiting, or that seeks to enjoin, restrain, impede or levy a substantial difficulty on, the consummation of the Acquisition.
6.2.2	Conditions to the Obligations of Nuance

The obligation of the Buyer to purchase the Shares shall be subject to the satisfaction or waiver by the Buyer on or prior to the Closing Date of the following conditions:
(a)	No Material Adverse Effect shall have occurred.

(b)	The representations and warranties of the Sellers in Article 9.1 that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), provided, however, that the Buyer shall be obliged to purchase the Shares (i) unless the misrepresentation or breach of the respective warranty has a material impact on the Business, or (ii) in case the misrepresentation or breach of the respective warranty is resulting from specific actions taken with the specific consent (as per Article 5.3.1) of Nuance after the date of this Agreement.

(c)	The Second Amendment to the Siemens APA in the form attached hereto as Annex 6.2.2(c) shall have been duly signed by all parties thereto and shall be in full force and effect subject to payment of the Siemens Payment.

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(d)	No Key Person shall have left or announced his or her intention to leave the Group and each Key Person shall have executed (1) an offer letter with the Buyer or any of the Group Companies substantially in the form provided to the Sellers’ Representative prior to the date hereof and (2) amendments to employment agreements required pursuant to such offer letters.

(e)	The third party consents set forth in Annex 6.2.2(e) shall have been obtained.

(f)	The Sellers and the Sellers’ Representative shall have (i) in all material respects performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by the Sellers and the Sellers’ Representative by the Closing or (ii) cured any breach of such obligation or covenant within five (5) Business Days after written notification of the breach by the Buyer as set forth in Article 5.1(c)(iii).

(g)	Each participant of the SVOX Option Plans shall have agreed to and executed an acknowledgement of receipt of payment and waiver and termination of rights in the form as set forth in Annex 5.5 and the SVOX Option Plans shall have been terminated with effect upon Closing; provided, however, that if not all of the participants of the SVOX Option Plans shall have executed an acknowledgement and waiver in the form as set forth in Annex 5.5, the SVOX Option Plans shall have been amended to allow the Company to purchase the options and to pay out the remaining participants of the SVOX Option Plans immediately after Closing.

(h)	The Buyer shall have received from the relevant Group Company a duly and validly executed copy of the Contracts, agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of the Liens set forth in Annex 6.2.2(h) that the Buyer has determined to be released on or before the Closing Date.

(i)	The Parent shall have received: (i) the Merger Balance Sheet, (ii) the Required Financials, and (iii) a letter from the Company’s auditors to the effect that they know of no reason why they would not deliver consent to file the Required Financials with the SEC or incorporate the Required Financials into a registration statement or deliver a comfort letter, if requested, to an underwriter in connection with a public offering of Parent’s securities.

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(j)	Each of the Sellers shall have agreed to and executed an agreement setting forth the allocation of the First Tranche, the Second Tranche and the Third Tranche among the Sellers in a form reasonably acceptable to Nuance, holding Nuance harmless from any claims by the Sellers and the Sellers’ Representative as long as the First Tranche, the Second Tranche and the Third Tranche are paid in accordance with such agreement, subject to the claims under this Agreement.

(k)	Minority Sellers holding together with the Majority Sellers greater than 90% of the Company Shares shall have acceded to this Agreement by signing an Accession Confirmation prior to the Closing and accordingly have the same rights and obligations as the Majority Sellers under this Agreement.

(l)	Parent shall have received from each of Ridgecrest Capital Partners and the Broker (as defined below), and any other person or entity (other than Walder Wyss Ltd.) to whom Seller Third Party Expenses are due (collectively, the Advisors), a settlement agreement in substantially the form provided to Parent on or before the date hereof (each, an Advisor Settlement Agreement) pursuant to which: (i) each Advisor acknowledges and agrees that receipt by such Advisor of the payments to be made to such Advisor in accordance with Article 6.3.3 shall be in full satisfaction of any and all Seller Third Party Expenses due, or that may become due, to such Advisor under any agreement, whether written or oral, with any of the Company, the Sellers’ Representative, any Seller, and each of their affiliates, officers, directors, employees and consultants, (ii) each Advisor irrevocably waives any and all claims that such Advisor may have against Parent, Buyer, the Company, the Sellers’ Representative, any Seller, and each of their affiliates, officers, directors, employees and consultants; (iii) each Advisor agrees that any such payments received by such Advisor in accordance with Article 6.3.3 shall be deemed to be a payment by the Sellers; and (iv) subject to, and effective upon the Closing, each Advisor agrees that, with respect to any Seller Third Party Expenses to be distributed to such Advisor in accordance with Article 6.3.3 that is first distributed to Sellers’ Representative pursuant to Article 6.3.2, such Advisor shall look exclusively to the Sellers to the extent such amounts are not distributed by the Sellers’ Representative to such Advisor in accordance with Article 6.3.3 and, for the avoidance of doubt, such Advisor shall not look to Parent, Buyer, the Company or any of their affiliates, officers, directors, employees or consultants for any such amounts.

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6.2.3	Condition to the Obligations of the Sellers

The obligation of the Sellers to sell the Shares to the Buyer shall be subject to the satisfaction or waiver by the Sellers’ Representative of the following conditions:
(a)	The representations and warranties of Nuance in Article 9.2 that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, that that the Sellers shall be obliged to sell the Shares unless the misrepresentation or the breach of the respective warranty is material.

(b)	Nuance shall have (i) in all material respects performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by the Closing Date or (ii) cured any breach of such obligation or covenant within five (5) Business Days after written notification of the breach by the Sellers’ Representative as set forth in Article 5.1(c)(iii).
6.2.4	Waiver of Conditions Not-Satisfied

Prior to the Closing, each Party shall inform the other Parties as soon as practicable upon becoming aware of any fact or matter that constitutes or could reasonably be expected to constitute a breach under this Agreement or non-satisfaction of the conditions set forth in Articles 6.2.1, 6.2.2 or 6.2.3. At any time prior to the Closing, (a) the Sellers’ Representative and the Parent may jointly waive in writing in whole or in part the conditions set forth in Article 6.2.1, (b) the Parent may waive in writing in whole or in part the conditions set forth in Article 6.2.2, and (c) the Sellers’ Representative may waive in writing in whole or in part the conditions set forth in Article 6.2.3.

6.2.5	Right of Termination

This Agreement may be terminated as follows:
(a)	By the mutual written agreement of the Sellers’ Representative and the Parent.

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(b)	By the Parent by giving written notice to the Sellers’ Representative of the conditions (if any) set forth in Articles 6.2.1 through 6.2.3 are not satisfied on, or have become objectively impossible of being satisfied on or before, October 31, 2011 (the Long Stop Date); provided, however, that (i) such non-satisfaction or objective impossibility was not caused, or principally caused, by a material breach by Nuance of any of its obligations under the Agreement and (ii) before terminating the Agreement, the Parent shall have notified the Sellers’ Representative in writing of any condition(s) that has or have become objectively impossible and the Sellers’ Representative shall not have waived such condition(s) in writing within ten (10) Business Days following such written notification.

(c)	By the Sellers’ Representative by giving written notice to the Parent of the conditions (if any) set forth in Articles 6.2.1 through 6.2.3 are not satisfied on, or have become objectively impossible of being satisfied on or before, the Long Stop Date, provided, however, that (i) such non-satisfaction or objective impossibility was not caused, or principally caused, by a material breach by any of the Sellers or the Sellers’ Representative of any of their obligations under the Agreement and (ii) before terminating the Agreement, the Sellers’ Representative shall have notified the Parent in writing of any condition(s) that has or have become objectively impossible and the Parent shall not have waived such condition(s) in writing within ten (10) Business Days following such written notification.

(d)	If this Agreement is terminated pursuant to Article 6.2.5 (b) or (c), such termination shall be without liability of any Party to the other Parties; provided, however, that if such termination is the result of a breach of this Agreement by a Seller(s) or the Sellers’ Representative, on the one hand, or Nuance on the other hand, such breaching Party shall, notwithstanding any other provision of this Agreement, be fully liable for all Losses incurred or sustained by the Sellers (in the case of a breach by Nuance) or Nuance (in the case of a breach by a Seller(s) or by the Sellers’ Representative) as a result of such breach; it being agreed and understood that, in addition to such liability, (i) the Sellers’ Representative (on behalf of the Sellers), on the one hand, and the Parent, on the other hand, shall be entitled to seek relief in the form of specific performance, injunctions or other interim measures and (ii) the other Parties shall not oppose the granting of such relief on the basis that the Parties seeking such relief may be made whole by the payment of a monetary amount. Nothing in this Article 6.2.5(d) shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement.

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(e)	If this Agreement is terminated pursuant to Article 6.2.5(b) or (c), this Agreement shall cease to be effective, except for the provisions of Article 6.2.5(d), Article 7.1 (Press Releases and Other Public Announcements), Article 7.5 (Confidentiality), Article 8.3 (Costs and Expenses), Article 10.1(d) (Specific Indemnifications regarding Siemens APA), Article 12 (General Provisions) and Article 13 (Governing Law and Dispute Resolution).
6.3	Closing Actions

6.3.1	Actions by the Sellers

At the Closing, the Sellers severally (and not jointly) shall concurrently with the actions set forth in Article 6.3.2 deliver to the Parent or its designated Affiliates or the Exchange Agent, as the case may be:
(a)	the Company Share Certificates (or affidavits or loss in lieu thereof) as set out in Annex A in accordance with Article 3.4(b) and take all such other actions and deliver such other documents as may be required under applicable Law to transfer all such Shares and all rights connected therewith from the Sellers to the Buyer;

(b)	certificates representing, or, if no certificates have been issued, such other documents evidencing ownership by the Company of, all the Subsidiary Shares;

(c)	originals of all corporate actions required under applicable law and the articles of incorporation of the Company to approve (i) the transfer of the relevant Shares from the Sellers to the Buyer or its designated Affiliates and (ii) the entry of the Buyer in the share register of the Company as owner of, and a shareholder with voting rights with respect to, the relevant Shares;

(d)	delivery of the Company’s share register evidencing the Buyer or its designated Affiliates as owner of, and a shareholder with voting rights with respect to, the relevant Shares;

(e)	any power of attorney pursuant to which any of the transfers or other documents described in this Article 6.3.1 is executed, and any other evidence reasonably satisfactory to the Parent of the binding authority of any Person signing any of the documents described in this Article 6.3.1 on behalf of the Sellers;

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(f)	resignation letters in form and substance reasonably acceptable to the Parent from each member of the board of directors (or similar body) and the statutory auditor of each Group Company, pursuant to which such member or the statutory auditor, as the case may be, (i) declares its resignation as of the Closing Date as a member of the board of directors (or similar body) or statutory auditor, as applicable, and (ii) except for the statutory auditors of each Group Company, subject to and effective upon the Closing, waives any rights of any kind whatsoever it has against any of the Group Companies arising out of, in connection with, or relating to his or her board membership (except for the rights to D&O insurance pursuant to Article 7.7);

(g)	the minutes of the shareholders’ meeting (or other corporate body, as appropriate) of each Group Company confirming the election — with effect upon and subject to the Closing — of the members of the board of directors (or similar body) and statutory auditor designated by the Parent to the Sellers in writing no later than twenty (20) Business Days prior to the anticipated Closing;

(h)	evidence as to the termination effective upon and subject to the Closing (and at no cost and without any remaining liabilities owed by the Group Companies) of all agreements between any Group Company, on the one hand, and the Sellers or any of their Affiliates, on the other hand, and among the Sellers and other shareholders of the Company, except for the agreements set forth in Annex 6.3.1(h); and

(i)	a duly executed declaration, substantially in the form attached hereto as Annex 6.3.1(i), by the Sellers and each of their Affiliates, pursuant to which the Group Companies are irrevocably and unconditionally released, with effect as from the Closing Date, from any and all obligations and liabilities owed to any of the Sellers or any of their Affiliates, except for obligations relating to their employment by a Group Company.
6.3.2	Actions by Nuance

At the Closing, the Parent shall, or shall cause the Exchange Agent, Buyer or any other of its Affiliates to concurrently with the actions set forth in Article 6.3.1:
(a)	deliver the First Tranche minus (i) the Company Third Party Expenses, (ii) the Sellers Third Party Expenses, (iii) the Change of Control Payments, (iv) the Debt Repayment Amount (in the case of clauses (i) — (iv), as set forth

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On the applicable Closing Date Statement) and (v) the Siemens Payment in accordance with Article 3.2.2, Article 3.3 and Article 3.4;

(b)	make the Siemens Payment in accordance with the terms and conditions of the Second Amendment to the Siemens APA (which payment by Nuance on behalf of the Company shall constitute subordinated loans of Nuance to the Company);

(c)	pay to the Company in cash (by way of subordinated loans to the Company) the Company Third Party Expenses set forth on the Closing Date Statement, the Change of Control Payments and the Debt Repayment Amount; and

(d)	pay to the Sellers’ Representative in cash the Sellers Third Party Expenses set forth on the applicable Closing Date Statement, based on written instructions given by the Sellers’ Representative to the Parent at least three (3) Business Days prior to the anticipated Closing Date.
6.3.3	Actions by Sellers’ Representative

As soon as practicable after receipt of the Sellers Third Party Expenses in accordance with Article 6.3.2(d), the Sellers’ Representative shall pay to the Advisors the payments due to each such Advisor in accordance with the applicable Advisor Settlement Agreement.

6.4	Post Closing Actions by Buyer

Buyer intends to merge the Company into the Buyer or any of its Affiliates by way of statutory merger in accordance with article 8 para 2 of the Merger Act, as promptly as reasonably practicable after Closing. Shareholders of the Company which did not transfer their shares of the Company to the Buyer on Closing or promptly thereafter in accordance with Article 3.4(e) shall receive a merger consideration economically equal to the consideration received by the Sellers under this Agreement; provided, however, that no such merger shall occur if the Sellers transfer 100% of the shares of the Company to the Buyer on Closing or promptly thereafter in accordance with Article 3.4(e).

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7.	Other Covenants

7.1	Notification by Sellers

From the date of this Agreement until the Closing, the Sellers and the Sellers’ Representative severally (not jointly) undertake to notify, and shall procure that the Company shall notify, the Parent of any matters that would violate a representation and warranty of the Sellers pursuant to Article 9.1 or prevent the satisfaction of any of the Sellers’ covenants under this Agreement, whereby such notification shall not operate as an exclusion of, or limitation to, Nuance’s rights pursuant to Article 6.2.2 and Article 10.

7.2	Press Releases and Other Public Announcements

From the date of this Agreement, all public announcements or press releases concerning any of the transactions contemplated by this Agreement shall only be issued by Nuance; provided that prior to the Closing Date, Nuance shall reasonably consult with the Sellers’ Representative prior to issuing a public announcement or press release. Notwithstanding the foregoing, nothing in this Agreement shall restrict or prohibit:
(a)	any announcement or disclosure required by law, any competent judicial or regulatory authority or any competent securities exchange (in which case the Parties shall endeavor in good faith to agree on the content of any such announcement or disclosure prior to its issuance);

(b)	the Parties from making any disclosure to any of their directors, officers, employees, agents or advisers who are required to receive such information to carry out their duties (conditional upon any such Person agreeing to keep such information confidential for so long as the relevant Party is obligated to do so in accordance with this Article 7.2, any other provision of this Agreement or applicable law);

(c)	the Company from making any disclosure to any of its directors, officers, employees, agents or advisers who (i) are required to receive such information to carry out their duties or (ii) need to give their consent to any Contract or action required to allow the Sellers to fulfill any of the conditions set forth in Article 6.2.1 or 6.2.2 (conditional upon any such Person agreeing or otherwise being obligated to keep such information confidential for so long as the Buyer or any of the Sellers is obligated to do so in accordance with this Article 7.2, any other provision of this Agreement or applicable law); or

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(d)	Seller 1 to make a press release relating to the Acquisition with the prior written consent of the Parent as regards timing and content.
7.3	Rights of Recourse against Directors, Officers and Employees
(a)	The Sellers shall not make any claim against any of the directors, officers or employees who continue to serve on the board of directors of, or be employed by, any of the Group Companies after the Closing Date.

(b)	Except for claims of fraud, wilful misconduct or gross negligence, and except as otherwise provided in this Agreement, Nuance shall not make, and procure that neither Group Company shall not make, any claim (a) against any director or manager of any Group Company in connection with their acts or omissions as directors or managers of such Group Company in the period prior to Closing; and (b) against the Sellers in connection with the Sellers’ position as direct or indirect shareholder of any Group Company, it being understood and agreed that nothing in this Article 7.3(b) shall limit or preclude Nuance from making any claims against the Sellers in connection with a misrepresentation or a breach of a warranty, covenant or undertaking by the Sellers or either of the Sellers.

(c)	At the shareholders’ meeting of each Group Company which shall occur at Closing (if 100% of the Shares are sold at Closing) or at the next shareholders’ meeting of each Group Company following the Closing, which shall occur as soon as practicable, but no later than five (5) Business Days after the consummation of the statutory merger set forth in Article 6.4 (if less than 100% of the Shares are sold at Closing), Nuance shall procure that the shareholders meetings of each Group Company grant unconditional discharge (except for claims for fraudulent, willful or grossly negligent misconduct) to the directors and managers of such Group Company in connection with their acts or omissions as directors and managers of such Group Company in the period prior to Closing, and it being understood and agreed that such discharge shall not limit or preclude Nuance from making any claims under this Agreement against the Sellers in connection with a misrepresentation or a breach of a warranty, covenant or undertaking by the Sellers or either of the Sellers.

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7.4	Covenant Not to Compete and Not to Solicit
(a)	During the three-year period after the Closing Date, each of the Sellers agrees, severally and not jointly, not to, and each Seller shall cause each of its Affiliates not to, directly or indirectly:
(i)	except for Seller 1, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, lend its name, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Parent, its subsidiaries or the Group as of the Closing Date (and, with regard to the business of the Group, to the knowledge of such Seller or its Affiliates as planned to be conducted by any of the Group Companies); provided, however, that this Clause (i) shall be deemed not breached (A) as a result of the ownership by a Seller or any of its Affiliates of up to (but not more than) five (5) percent of any class of securities of any publicly traded corporation or other publicly traded entity whose products or activities compete in whole or in part with the products or activities of Parent, its subsidiaries or the Group as of the Closing Date (and, with regard to the business of the Group, to the knowledge of such Seller or its Affiliates as planned to be conducted by any of the Group Companies) and (B) with regard to Seller 5 and Christof Traber as a result of the ownership of up to (but not more than) ten percent (10%) of any class of securities of any corporation or other entity whose products or activities compete in whole or in part with the products or activities of Parent, its subsidiaries or the Group as of the Closing Date (and, with regard to the business of the Group, to the knowledge of such Seller or its Affiliates as planned to be conducted by any of the Group Companies), provided that, with regard to both Sub-Clauses (A) and (B) above, such Seller or such Affiliate does not otherwise participate in the activities of or exercise control over such corporation or entity; and

(ii)	either for itself or any other Person (1) induce or attempt to induce, or cause any other Person to induce or attempt to induce, any former or then current employee that is or has been employed by a Group Company after January 1, 2010 to leave the employ of such Group Company, (2) employ, or otherwise engage, or cause any other Person to employ or otherwise engage, as an independent contractor or otherwise, any former or then current employee that is or has been employed by a Group Company after January 1, 2010, (3) induce or attempt to induce, or cause any other Person to induce or attempt to induce, any customer, supplier, licensee or business relation of Parent, its subsidiaries or a Group Company to cease doing business with Parent, its subsidiaries or any Group Company with respect to any business activity of Parent, its subsidiaries or the Group Companies

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as conducted as of the Closing Date (and, with regard to the business of the Group Companies, to the knowledge of such Seller or its Affiliates as planned to be conducted by any of the Group Companies), or (4) in any way interfere with, or cause any other Person to interfere with, the relationships between Parent, its subsidiaries or a Group Company, on the one hand, and any customer, supplier, licensee, or business relation of Parent, its subsidiaries or such Group Company, on the other hand with respect to any business activity of Parent, its subsidiaries or the Group Companies as conducted as of the Closing Date (and with regard to the business of the Group Companies, to the knowledge of such Seller or its Affiliates as planned to be conducted by any of the Group Companies).
(b)	In the event of a breach by any of the Sellers of this Article 7.4, such Seller shall pay liquidated damages (Konventionalstrafe) to the Buyer in the amount of EUR 400,000 for each such breach; provided, however, that nothing contained in this Agreement shall prevent the Buyer from seeking specific performance of such Seller’s obligations under this Article 7.4 or damages for any Losses suffered by the Buyer and its Affiliates (including the Group Companies) in excess of the liquidated damages payable by such Seller under this Clause (b).

(c)	In the event of a breach by any of the Sellers of any covenant set forth in this Article 7.4, the term of such covenant with respect to such Seller will be extended by the period of the duration of such breach.

(d)	For purposes of this Article 7.4, Dietrich Ulmer, Oliver Kolbe and smac | partners GmbH shall be deemed to be Affiliates of Seller 1.
7.5	Confidentiality
(a)	The confidentiality agreement dated February 1, 2011 between the Company and the Buyer and the non-disclosure agreement dated July 28, 2010 between the Buyer and smac | partners GmbH (collectively, the Confidentiality Agreements), shall remain in full force and effect until the Closing. Effective upon, and only upon, the Closing, the Confidentiality Agreements shall terminate. After the Closing, the Sellers and the Sellers’ Representative shall keep confidential the contents of this Agreement and other confidential information concerning the Group and Nuance and shall not inform any third party about its content unless required to do so by law or regulation or mutually agreed upon by the Parent; it being understood and agreed that neither the Confidentiality Agreements nor the foregoing confidentiality undertaking shall restrict (i) Nuance from providing any information to Persons

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providing it with the financing for the transactions contemplated by this Agreement, (ii) the Parties from disclosing this Agreement or details of the transactions contemplated hereby for purposes of satisfying any of the conditions set forth in Article 6.2, (iii) the Parties from pursuing their rights and exercising their remedies under this Agreement or (iv) Nuance or any Group Company from conducting the businesses of the Group.

(b)	If, after the Closing, a Party is required by applicable law, governmental or other regulation (including stock exchange regulations) or by court decision or governmental order to make a disclosure regarding information to be kept confidential pursuant to this Article 7.5, the Parent (if Nuance is required to make such disclosure) shall inform the Sellers’ Representative, and the Sellers (if any of the Sellers are required to make such disclosure) shall inform the Parent, to the extent reasonably practicable, that such disclosure is required, and the Parties shall use their reasonable efforts to agree in good faith on the content of such disclosure prior to it being made.

(c)	The Sellers (severally and not jointly) and the Sellers’ Representative (i) shall, and shall cause their Affiliates and their respective directors, employees and advisors to, keep confidential all information relating to the Group, and (ii) shall not, and shall cause their Affiliates and their respective directors, employees and advisors not to, use any such information for their own or any other Person’s benefit or to the detriment of Nuance, its Affiliates or the Group, in the case of each of clauses (i) and (ii), except as required by law or regulations and except for such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than by a breach of this Article 7.5.
7.6	Exclusivity

From the date of this Agreement until Closing or the termination of this Agreement in accordance with Article 6.2.5, neither the Sellers (severally and not jointly) and the Sellers’ Representative, the Company, nor any of their officers, directors, employees, agents and affiliates will take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any Person or group regarding any acquisition of the Company, any merger or consolidation with or involving the Company, any acquisition of any assets of the Company, any exclusive license of any Company Intellectual Property or any issuance, acquisition or transfer of Shares (other than to employees in the ordinary course). The Sellers (severally and not jointly) and the Sellers’ Representative agree, and shall procure that the Company

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agrees, that any such negotiations in progress as of the date hereof will be terminated or suspended during such period. In no event will the Sellers and the Sellers’ Representative or the Company accept or enter into an agreement concerning any such third party transaction. The Sellers (severally and not jointly) and the Sellers’ Representative will, and shall procure that the Company will, promptly, and in any event within twenty-four (24) hours, notify the Parent regarding any contract by any third party regarding any offer, proposal or inquiry regarding any such acquisition or financing of the Company, including in any such notice the identity of the Person making, and the terms of, such proposal; provided, that if providing such information would breach a contractual obligation to keep such information confidential, the Company shall provide as much such information as possible, without violating its confidentiality obligations.

7.7	D&O Insurance

For a period of six (6) years following the Closing Date, the Buyer shall maintain and shall cause any of its successors and assigns to maintain, or shall cause the Group Companies and any of their respective successors and assigns for themselves to maintain, in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Group Companies’ directors’ and officers’ liability insurance policy (copies of which have been heretofore made available by the Company to the Parent) with coverage in amount and scope at least as favorable as the Group Companies’ existing coverage; provided, however, that this Article 7.7 shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Group Companies, which policy or policies provide such directors and officers with the coverage described in this Article 7.7 for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement. Any cost of the tail coverage provided by Buyer pursuant to this Clause 7.7 in excess of EUR 50,000 shall be borne by the Sellers and treated as a Company Third Party Expense.

7.8	Broker Payment

In addition to any broker payments to Ridgecrest Capital Partners, the Sellers have agreed to pay an amount equal to EUR 4,000,000 to Mr. Peter Hauser or Hauser Technology Investment GmbH (the Broker) as a Seller Third Party Expense in connection with the Acquisition and the transactions contemplated by this Agreement for services rendered pursuant to that certain letter, dated June 6, 2010,

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from Mr. Peter Hauser of Hauser Technology Investment GmbH to smac | partners GmbH (the Broker Agreement).

8.	Taxes, Costs, Expenses and Interest

8.1	Transfer Taxes
(a)	Nuance shall bear 50% of the Swiss securities transfer tax (Umsatzabgabe) payable in connection with the transactions contemplated under this Agreement, up to a maximum amount of EUR 25,000 in total.

(b)	All other transfer taxes shall be borne by the relevant Seller.
8.2	No Indirect Partial Liquidation in Respect of the Sellers

The Buyer shall reimburse and hold harmless the Sellers from any and all Swiss federal, cantonal and communal Taxes including any late interest payments assessed by the competent Swiss Tax authorities under the concept of indirect partial liquidation (pursuant to article 20a para. 1 lit. a DBG and the corresponding cantonal statutory provisions and practices of the competent Tax authorities). Any compensation for such Taxes (including any late interest payments relating thereto) levied on the Sellers shall be paid by the Buyer no later than ten (10) days after the Tax or interest assessment has become final (rechtskräftig). Articles 11.1 (Notice of Breach) and 11.3 (Third Party Claims) shall apply per analogiam.

8.3	Costs and Expenses

Except as expressly provided otherwise in this Agreement, each Party shall bear its own costs and expenses (including advisory fees) incurred in the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, none of the Group Companies shall bear any of the Sellers’ costs and expenses (including advisory fees for services rendered to the Sellers) incurred in the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

8.4	Interest
(a)	The interest rate to be applied to the interest calculation under this Agreement shall be the 3-month EUR-LIBOR (as per Reuters page at the date

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the relevant payment is due, at 11:00 a.m. C.E.T.) per annum (calculated on a 30/360 basis).

(b)	If a Party defaults in the payment when due of any sum payable by it under this Agreement (howsoever determined), interest shall accrue on such overdue sum from (and including) the date on which such sum was due to (and excluding) the date on which such Party actually makes payment (whether before or after any judgment) at a rate of the 3-month EUR-LIBOR (as per Neue Zürcher Zeitung page “Börsen und Märkte — Geldmarkt (3 Monate) —EUR-Libor” as at the date the relevant payment is due) per annum (calculated on a 30/360 basis).

(c)	For the sake of clarity, any indemnification claim disputed by the Sellers shall not be deemed due until the date any such claim is finally resolved in accordance with Article 10 and Article 11; it being understood and agreed by the Parties that any interest accruing on the amounts placed in escrow pursuant to Article 3.2.3(c), if any, shall be paid to the Party to which such amounts are released by the Escrow Agent pursuant to the Escrow Agreement.
8.5	Subpart F Income

Notwithstanding anything herein to the contrary, Sellers shall not indemnify the Buyer (or its Affiliates) for Taxes imposed upon amounts included in the Buyer or its Affiliate’s income under Section 951 of the IRC.

9.	Representations and Warranties

9.1	Representations and Warranties of the Sellers
(a)	The Sellers hereby make the representations and warranties set forth in Annex 9.1 to the Buyer as of the date of this Agreement and the Closing Date, unless a particular representation or warranty is made as of another date; it being understood and agreed by the Parties that in relation to any representation and warranty made by a Seller in relation to the title in Shares and its authority to enter into this Agreement and to consummate the transactions herein set forth, such representation and warranty by a Seller is made only in relation to the Shares sold by it hereunder (Annex 9.1, Clause 2) and to its own authority (Annex 9.1, Clause 4).

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(b)	The Buyer acknowledges that, other than as expressly provided in this Agreement, the Sellers have not made and do not make, and the Buyer has not relied and does not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement. In particular, and without limitation to the foregoing, the Buyer acknowledges that except as set forth in Clause 30 of Annex 9.1, Sellers are not making any representations as to budgets, business plans, forward-looking statements and other projections of a financial, technical or business nature relating to the business of the Group as a whole or any Group Company.

(c)	Except as set forth in the Disclosure Schedule (in each case with specific reference to the particular Article or Clause of this Agreement to which the information set forth in the Disclosure Schedule relates, provided, however, that any information disclosed in the Disclosure Schedules under any Article or Clause shall be deemed to be disclosed and incorporated in any other Article or Clause of the Agreement where such disclosure is readily apparent), neither the representations and warranties set forth in Annex 9.1 nor the Buyer’s right to claim indemnification for misrepresentations or breach of warranties under Article 10 and Article 11 shall be treated as waived, qualified or otherwise affected by any actual or imputed knowledge of the Buyer or its Affiliates, or their respective directors, officers, employees, agents or advisors, irrespective of whether such actual or imputed knowledge results from any due diligence investigations carried out by the Buyer, any of its Affiliates or any of its or their respective representatives or advisers or otherwise. The Parties explicitly agree that article 200 CO shall not apply to this Agreement and be deemed waived. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

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(d)	The Sellers shall deliver to the Buyer on the second (2nd) Business Day prior to the Closing Date a true and complete schedule of changes (the Update Schedule) to any of the information contained in the Disclosure Schedule (including changes to any other representations or warranties of the Sellers in Annex 9.1 hereof as to which no disclosure has been made in the Disclosure Schedule as of the date hereof but as to which a disclosure would have been required if such changes had existed on the date hereof), which changes are required as a result of events occurring subsequent to the date hereof (it being understood that the mere discovery of events following the date hereof shall not constitute a basis for any such change to the extent that the event occurred or existed prior to the date hereof) which would render any representation or warranty inaccurate or incomplete at any time after the date of this Agreement until the Closing Date, which Update Schedule shall be dated as of the Closing Date. It is being understood by the Parties that supplemental information set forth in the Update Schedule shall not be deemed to avoid or cure any misrepresentation or breach of warranty and does not negate any indemnity hereunder.
9.2	Representations and Warranties of Nuance

(a)	Nuance hereby makes the representations and warranties set forth in Annex 9.2 to the Sellers as at and as of the date of this Agreement and the Closing Date.

(b)	The Sellers acknowledge that, other than as expressly provided in this Agreement, Nuance has not made and does not make, and the Sellers have not relied and do not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement. In particular, and without limitation to the foregoing, the Sellers acknowledge that Nuance is not making any representations as to budgets, business plans, forward-looking statements and other projections of a financial, technical or business nature relating to the business of Nuance and its Affiliates.
10.	Indemnification

10.1	Specific Indemnifications

Subject to Article 11, from and after the Closing, the Sellers (severally and not jointly) shall, irrespective of any fault, indemnify and hold harmless Nuance together with its officers, directors, employees, agents and Affiliates (including the

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Group Companies) from and against any and all Losses suffered or incurred by the Indemnified Party as result of, or arising from or based upon:
(a)	any Excess Company Third Party Expense;

(b)	any Excess Debt Payment;

(c)	any Excess Change of Control Payment;

(d)	any Tax or other expense under or in connection with the Siemens APA, other than the Siemens Payment; provided, however, that (i) if the Acquisition will be judged void or unwound on basis of a decision of a competent court or administrative body after the Siemens Payment is made and (ii) the subordinated loan granted by the Buyer to the Company under Article 6.2.2(b) is not fully repaid, the Sellers shall also severally, not jointly, indemnify and hold harmless Nuance for any part of the Siemens Payment not yet repaid by the Company to Nuance and any third party expenses related thereto;

(e)	with respect to any dispute or litigation arising out of or in connection with the merger contemplated in Article 6.4, (i) any merger consideration in excess of the consideration for the Shares that such holders would have been entitled to receive under this Agreement had they acceded to this Agreement and (ii) any reasonable third party expenses with respect to any such dispute or litigation (but excluding for the sake of clarity any costs and expenses relating to the statutory merger proceedings and the incorporation of any Affiliate of Nuance for the purposes of such proceedings);

it being understood and agreed by the Parties that if (i) Nuance or any Group Company owe less than what is stated in the Closing Date Statement on account of Company Third Party Expenses, the Debt Repayment Amount or Change of Control Payments or (ii) if any merger consideration is lower than the consideration for the Shares that such holders would have been entitled to receive under this Agreement had they acceded to this Agreement, Nuance or the relevant Group Company shall add such difference to the Second Tranche.
10.2	General Indemnification

Subject to Article 11, from and after the Closing, the relevant Party (such Party, together with its officers, directors, employees, agents and Affiliates (including with respect to Nuance, and excluding with respect to the Sellers, the Group

Share Purchase Agreement re SVOX AG       42 | 54
Companies), the Indemnified Party) shall be indemnified and held harmless by the other Party (in the case of the Sellers, on a several, and not joint and several, basis) (the Indemnifying Party), irrespective of any fault, from and against any and all Losses suffered or incurred by the Indemnified Party as result of, or arising from or based upon:
(a)	any breach, of any of the representations or warranties made by the Indemnifying Party pursuant to Article 9.1 or Article 9.2, as applicable; or

(b)	any breach of any covenant or agreement of the Indemnifying Party contained in this Agreement or in any certificate or document delivered pursuant to this Agreement, it being understood and agreed by the Parties that in relation to any such breach by a Seller, only such Seller shall be obligated to indemnify Nuance with respect to any Losses caused by such breach.
11.	Indemnification Procedure

11.1	Notice of Breach
(a)	Should the Indemnified Party detect any misrepresentation or breach of warranty or should a third party claim that has given or could give rise to a claim against the Indemnifying Party under this Agreement, including, but not limited to, claims brought by tax or other governmental authorities (a Third Party Claim) be raised, the Indemnified Party shall, within sixty (60) Business Days from having obtained reasonable knowledge of the circumstances of such misrepresentation or breach of warranty or having received notice of a Third Party Claim, deliver to the Parent (in case one of the Sellers is the Indemnified Party) or to the Sellers’ Representative (in case the Buyer is the Indemnified Party) a notice indicating the nature of such claim, the basis therefor and a good faith estimate of Losses that reasonably could result therefrom (to the extent ascertainable) (the Notice of Breach).

(b)	In case of a failure to give Notice of Breach in accordance with Article 11.1(a), the Indemnified Party shall not be limited or precluded from making any claim for indemnification under Article 10 and this Article 11; provided, however, that the Indemnifying Party shall not be liable for any Loss related to such claim to the extent it can demonstrate that it would have been avoided or mitigated had the Indemnifying Party provided notice thereof in accordance with Article 11.1(a).

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(c)	With respect to the representations and warranties set forth in Article 9.1 and Article 9.2, the provisions of this Article 11.1 shall be in lieu of, and not in addition to, the Indemnified Party’s duty to immediately inspect and notify the Indemnifying Party in accordance with article 201 CO.
11.2	Right to Cure

From and after the Closing, in the event of a breach of the representations and warranties that has been notified by the Indemnified Party in accordance with Article 11.1, the Indemnifying Party shall, subject to the exclusions and limitations set forth in this Agreement, have the right, within thirty (30) Business Days from receipt by it of the Notice of Breach, to put the relevant Group Company or the other Party, as the case may be, in the position in which such Group Company or other Party would have been, had no such misrepresentation or breach of warranty occurred. If the relevant Group Company and|or the other Party, as the case may be, is put in the position in which such Group Company and|or other Party would have been, had no such misrepresentation or breach of warranty occurred such case, no indemnification shall be due by the Indemnifying Party.

11.3	Third Party Claims
(a)	If the Third Party Claim is against Nuance or a Group Company, the Sellers’ Representative on behalf of the Sellers shall be entitled, at its expense, to participate in, but not to determine or conduct, the defence of such Third Party Claim; provided, however, that the Sellers and the Sellers’ Representative agree and consent, as a condition of such entitlement of participation, that Nuance’s legal counsel in the Third Party Claim shall not be precluded from representing Nuance as against the Sellers in the event that the Sellers dispute the fact or amount of Nuance’s claim of a Loss related to the Third-Party Claim.

(b)	Nuance shall have the right in its sole discretion to conduct the defence of, and to settle, any such claim. In the event that the Sellers’ Representative has consented to any such settlement, the Sellers shall have no power or authority to object to the amount of any Third Party Claim by Nuance.

(c)	The Indemnifying Party acknowledges and agrees that in the event that the Indemnified Party is found liable in a Third Party Claim by a court of competent jurisdiction or an arbitration tribunal with respect to facts or issues of law alleged in a Third Party Claim, the Indemnifying Party and, in case the Sellers are the Indemnifying Party, the Sellers’ Representative (on behalf of

Share Purchase Agreement re SVOX AG       44 | 54
the Indemnifying Parties) will be estopped and precluded from contesting such facts and issues of law, as so determined, in any Action brought by an Indemnified Party for indemnification under this Agreement and the Indemnifying Parties and the Sellers’ Representative hereby irrevocably and unconditionally waives any and all rights under Law or this Agreement to contest such facts and issues of law.
11.4	Term (Verjährung) of Indemnification Obligations
(a)	Actions for misrepresentation or breach of warranty shall be time-barred (verjährt) unless a Notice of Breach is given:
(i)	with respect to a breach of any representation contained in Clause 1 (Organization of the Company and the Subsidiaries), Clause 2 (Company Capital Structure), Clause 3 (Subsidiaries), Clause 4 (Authority), or Clause 28 (Siemens APA) of Annex 9.1, on or before the tenth (10th) anniversary of the Closing Date;

(ii)	with respect to a breach of any representation contained in Clause 13 (Intellectual Property) or Clause 17 (Litigation) of Annex 9.1, on or before the sixth (6th) anniversary of the Closing Date;

(iii)	with respect to a breach of any representation contained in Clause 10 (Taxes) of Annex 9.1, on or before six (6) months after the relevant assessment (Bescheid) has become final and binding and unalterable (formell und materiell bestandskräftig und unabänderbar);

(iv)	with respect to a breach of any representation contained in Clause 22 of Annex 9.1 (Social Security, Pensions and Benefit Plans), on or before the date that is three (3) months after the expiration of the relevant statute of limitations (or extensions or waivers thereof); and

(v)	with respect a breach of any representations and warranties contained in this Agreement that are not described in Clauses (i) through (iv) above, on or before the date that is twelve (12) months after the Closing Date.
(b)	With respect to any Action for Losses subject to indemnification under Article 10.1 and 10.2(b), the Notice of Breach shall be given on or before the tenth (10th) anniversary of the Closing Date.

(c)	Indemnified Parties shall be entitled to submit a Notice of Breach prior to the applicable date in Clause 11.4(a) and Clause 11.4(b) for Losses that are contingent or in an amount that is not yet known.

Share Purchase Agreement re SVOX AG      45 | 54
11.5 Limitations on Indemnification Obligations
(a)	The Indemnifying Party’s obligation to indemnify an Indemnified Party for any Loss under Article 10 shall be reduced:
(i)	by the amount of any sum such Indemnified Party has recovered from any third Person, including an insurer, in compensation for such Loss, after deduction of all duly documented costs and expenses incurred in making such recovery (including reasonable attorneys’ fees); provided, however, the Indemnifying Party shall not be obligated to seek compensation from such third Person;

(ii)	if and to the extent the Parent, the Buyer or any of their Affiliates consented to an action as per Article 5.3.1;

(iii)	if and to the extent that such Loss is covered by any specific provision, reserve or expense in the Financials relating to such claim;

(iv)	if and to the extent that such Loss has been caused or increased by a failure of the Indemnified Party or any of its Affiliates or, as from the Closing Date, any Group Company or any of its Affiliates, to comply with the duty to mitigate the damage; or

(v)	if and to the extent that such Loss arises or is increased as a result of any new legislation, regulation, rule of law or practice not in force at the Closing Date or any amendment of any legislation, regulation, rule of law or practice after the Closing Date.
(b)	The Indemnifying Party shall not have any obligation to indemnify the Indemnified Party under Article 10.2(a) unless the amount of the Indemnifying Party’s obligation to indemnify the Indemnified Party exceeds, or when aggregated with the amount of the total indemnification obligation of the Indemnifying Party in respect of all claims will exceed, EUR 850,000 (the Threshold Amount). If the Threshold Amount has been exceeded, the Indemnifying Party shall be required to indemnify the Indemnified Party from and against any and all Losses suffered or incurred by the Indemnified Party, and not just the Losses in excess of the Threshold Amount; provided, however, that the Threshold Amount shall not apply to:
(i)	any indemnification obligation of the Parties under Article 10.2(a) resulting from, arising out of or based upon, any fraudulent or wilful misrepresentation or fraudulent or willful breach of warranty;

(ii)	any indemnification obligation of the Parties under Article 10.2(b);

Share Purchase Agreement re SVOX AG      46 | 54
(iii)	any indemnification obligation of the Sellers under Article 10.1; or

(iv)	any indemnification obligation of the Sellers under Article 10.2(a) resulting from, arising out of or based upon, the breach of any of the representations and warranties set forth in Clause 1 (Organization of the Company and the Subsidiaries), Clause 2 (Company Capital Structure), Clause 3 (Subsidiaries), Clause 4 (Authority), Clause 9(k) (No Changes), Clause 10 (Taxes), Clause 22 (Social Security, Pensions and Benefit Plans) and Clause 28 (Siemens APA) of Annex 9.1,
it being however understood and agreed by the Parties that if any Loss arises out of a misrepresentation or a breach of a warranty or covenant under this Agreement (including those set forth under (i) to (iv) above) for which Notice of Breach has been given on or prior to the Second Tranche Payment Date in accordance with Article 3.2.3(c), the amount claimed (whether disputed or not or whether the amount exceeds or not the Threshold Amount) shall be first deducted from the Second Tranche and be placed in escrow to be held by the Escrow Agent as set forth in Article 3.2.3(c) before an Indemnified Party seeks to recover directly from an Indemnifying Party.
(c)	The aggregate amount of the Sellers’ indemnification obligations to the Buyer and its Affiliates
(i)	with regard to any indemnification obligation of the Sellers under Article 10.2(a) resulting from, arising out of or based upon, the breach of any of the representations and warranties other than described in Subclause (ii) or (iii) below shall not exceed EUR 8,300,000;

(ii)	with regard to any indemnification obligation of the Sellers under Article 10.1 or under Article 10.2(a) resulting from, arising out of or based upon, the breach of any of the representations and warranties set forth in Clause 10 (Taxes), Clause 13 (Intellectual Property) and Clause 28 (Siemens APA) of Annex 9.1 shall, together with any indemnification paid under Article 11.5(c)(i), not exceed EUR 26,970,000; and

(iii)	with regard to any indemnification obligation of the Sellers under Article 10.2(b) or under Article 10.2(a) resulting from, arising out of or based upon, the breach of any of the representations and warranties set forth in Clause 1 (Organization of the Company and the Subsidiaries), Clause 2 (Company Capital Structure), Clause 3 (Subsidiaries) and Clause 4 (Authority) of Annex 9.1 shall together with any indemnification paid under Article 11.5(c)(i) or Article 11.5(c)(ii), not exceed EUR 87,000,000;

Share Purchase Agreement re SVOX AG      47 | 54
(the limitations set forth in (i) through (iii) each a Cap and together the Caps)
provided, however, that no Cap shall apply to any indemnification obligation of any Seller resulting from, arising out of or based upon, any fraudulent or wilful misrepresentation or fraudulent or wilful breach of warranty.
11.6 Remedies Exclusive
The remedies set forth in Article 11 for misrepresentation or breach of warranty shall be in lieu of and supersede any remedies provided for or available under applicable laws, and the Parties hereby waive, to the fullest extent possible under mandatory provisions of applicable laws, any such other remedies not set forth in Article 11. In particular, without limitation, the Parties hereby explicitly waive any rights under articles 192 et seq. CO and articles 197 et seq. CO (including article 97 CO to the extent that it applies to misrepresentations or breaches of warranties), as well as any right to partially or fully rescind or challenge the validity of this Agreement under article 23 et seq. CO or article 205 CO. For the avoidance of doubt, this Article 11.6 does not exclude articles 28 CO and 199 CO and article 214 al. 3 CO shall be fully applicable.
11.7 Treatment of Indemnification Payments
The Parties agree to treat all payments made under this Agreement, including, without limitation, the payments made under Article 10 and Article 11, and including payments made to Nuance out of the escrow pursuant to the Escrow Agreement, as adjustments to the Purchase Price.
12. General Provisions
12.1 Guarantee by Parent
The Parent, in addition to its own obligations hereunder, hereby guarantees the payment of the First Tranche, the Second Tranche and the Third Tranche by the Buyer to the Seller and any other performance of obligations of the Buyer under or in connection with this Agreement in the meaning of article 111 CO.
12.2 Effect on Third Parties
Except as otherwise expressly provided in this Agreement, no Person other than the Parties shall have any rights or benefits under this Agreement, and nothing in

Share Purchase Agreement re SVOX AG      48 | 54
this Agreement is intended to confer on any Person other than the Parties any rights, benefits or remedies.
12.3 Notices
All notices or other communications to be given under or in connection with this Agreement shall be in writing and delivered by hand or sent (postage prepaid) by registered, certified or express mail (return receipt requested), overnight courier or facsimile as follows:

if to the Parent or Buyer:	Nuance Communications, Inc. or Ruetli Holding Corporation 1 Wayside Road Burlington, MA 01803 Attention: Senior Vice President Corporate Strategy & Development Facsimile No.: 781-565-5001

with a copy (which shall not constitute notice) to	Nuance Communications, Inc. 1 Wayside Road Burlington, MA 01803 Attention: General Counsel Facsimile No.: 781-565-5001

Dr. Hansjürg Appenzeller Homburger AG Weinbergstrasse 56|58 CH-8006 Zürich Switzerland +41 43 222 15 00

if to the Sellers or Sellers’ Representative:	smac | partners GmbH Ottobrunner Straße 41 82008 Unterhaching Germany fax +49 89 550 688 50 |

Share Purchase Agreement re SVOX AG      49 | 54

with a copy (which shall not Luc Defferrard
constitute notice) to	Walder Wyss AG Seefeldstrasse 123 CH-8008 Zurich Switzerland +41 44 498 98 99
Any notice to be given hereunder shall be deemed to have been duly given, if given prior to the expiry of a term or deadline set forth in this Agreement (if any).
12.4 Entire Agreement
Subject to the Confidentiality Agreements, this Agreement, including the Annexes and any other documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings of the Parties relating to such subject matter.
12.5 Amendments and Waivers
This Agreement (including this Article 12.5) may only be modified or amended by a document signed by the Buyer and the Sellers’ Representative. Compliance with any term or provision contained in this Agreement by the Party that was or is obligated to comply or perform with such term or provision may only be waived by a document signed by the Buyer or, as the case may be, the Sellers’ Representative waiving such compliance.
12.6 No Assignment
(a)	Except as set forth below, neither Party shall assign this Agreement or any of its rights or obligations hereunder to any third Party without the prior written consent of the other Party. Any attempted assignment in violation of this Article 12.6 shall be void.

(b)	The Buyer (but for the avoidance of doubt, not the Parent) may assign the benefit of each of the covenants, indemnities, representations and warranties undertaken or given by the Sellers to any purchaser or transferee of any of the Shares, provided that such purchaser or transferee must be an Affiliate of Nuance and it being further understood that the aggregate liability

Share Purchase Agreement re SVOX AG      50 | 54
of the Sellers and their rights (for example as regards no set-off) under this Agreement shall not be increased as a result of such assignment.
(c)	The Buyer may elect that any of its obligations under this Agreement (but for the avoidance of doubt, not the Parent’s obligations or guarantees) are performed by one or more of its Affiliates in accordance with this Agreement provided that notwithstanding such election, the Buyer and the Parent shall be and remain fully liable for all of its and its Affiliates’ obligations under, or in connection with, this Agreement and it being further understood that the aggregate liability of the Sellers and their rights (for example as regards no set-off) under this Agreement shall not be increased as a result of such election.
12.7 Severability
If any part or provision of this Agreement or the application of any such part or provision to any Person or circumstance shall be held to be invalid, illegal or unenforceable in any respect by any competent arbitral tribunal, court, governmental or administrative authority, (a) such invalidity, illegality or unenforceability shall not affect any other part or provision of this Agreement or the application of such part or provision to any other Persons or circumstances, and (b) the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being invalid, illegal or unenforceable, and shall execute all agreements and documents required in this connection. For the avoidance of doubt, this Article 12.7 is not intended to modify or abrogate the authority of the competent court to replace an invalid provision of this Agreement in accordance with Swiss law.
12.8 Relationship amongst Sellers
12.8.1 Sellers’ Representative
(a)	The Sellers’ Representative is hereby constituted and appointed as true and lawful agent and attorney-in-fact of each Seller with full powers of substitution to act in the name of each Seller with respect to the transactions contemplated in this Agreement (including, without limitations, receiving any payments or Consideration Shares, amendment, waiver of rights or settlement of claims under this Agreement).

(b)	Nuance may rely upon any action of the Sellers’ Representative as the act of Sellers in all matters referred to in this Agreement or any other document

Share Purchase Agreement re SVOX AG      51 | 54
contemplated hereby. Nuance shall not have the obligation to verify whether the Sellers’ Representative has met all obligations towards the Sellers and in particular whether the Sellers’ Representative has been given joint instructions.

(c)	If the Sellers’ Representative resigns or ceases to function in such capacity for any reason whatsoever, then the Sellers shall within twenty (20) Business Days appoint a successor Sellers’ Representative. If within twenty (20) Business Days no successor Sellers’ Representative is appointed, the Buyer shall have the right to ask a court of competent jurisdiction to appoint a successor Sellers’ Representative.
12.8.2 Liability
Each Seller shall severally, and not jointly with the other Sellers, be liable for all obligations under this Agreement. Each Seller’s several liability under this Agreement shall be based on such Seller’s Pro Rata Portion.
13. Governing Law and Dispute Resolution
13.1 Governing Law
This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.
13.2 Dispute Resolution
All disputes arising out of or in connection with this Agreement, including disputes regarding its conclusion, binding effect, amendment and termination, shall be referred exclusively to the courts of Zurich 1. Subject matter jurisdiction shall be with the Commercial Court of Zurich (Handelsgericht des Kantons Zürich).

So agreed on June 6, 2011.
Sellers:
     Tempopark Fund 1

By:	/s/ Signature Illegible	:/s/ Signature Illegible

	Name:	Name:
	Function:	Function:

/s/ Göran Grosskopf

Göran Grosskopf

/s/ Beat Curti

Beat Curti

/s/ Ernst Bruder

Ernst Bruder

/s/ Volker Jantzen

Volker Jantzen

/s/ Michael Bellert

Michael Bellert

/s/ Markus Rauh

Markus Rauh

Beat Curti Holding AG

By:	/s/ Signature Illegible	s/ Signature Illegible

	Name:	Name:
	Function:	Function:
Sellers’ Representative
     smac | partners GmbH

By:	/s/ Signature Illegible	/s/ Signature Illegible

	Name:	Name:
	Function:	Function:

Buyer:
     Ruetli Holding Corporation

By:	/s/ Thomas Beaudoin

Name: Thomas Beaudoin Function: President
Parent:
     Nuance Communications, Inc.

By:	/s/ Thomas Beaudoin

Name: Thomas Beaudoin Function: Executive Vice President and CFO

Annex A to the Share Purchase Agreement re SVOX AG      1 | 1
Annex A
Allocation of Shares

Annex B to the Share Purchase Agreement re SVOX AG      1 | 1
Annex B
Subsidiaries; Subsidiary Shares

Annex 1 to the Share Purchase Agreement between re SVOX AG       1 | 14
Annex 1
Definitions
As used in this Agreement in capitalized form, the following terms shall have the following meaning:
Accession Confirmation shall have the meaning pursuant to Article 2(a).
Accounts Payable means accounts payable, notes payable and other payables generated in connection with the business of the Company and the Subsidiaries.
Accounts Receivable means accounts receivable, notes receivable and other receivables generated in connection with the business of the Company and the Subsidiaries.
Acquisition shall have the meaning set forth in Preamble D.
Action means any order, injunction, judgment, fine, action, claim, suit, arbitration, subpoena or proceeding by or before any court or grand jury, any Governmental Entity (as defined below) or arbitration tribunal.
Advisor shall have the meaning pursuant to Article 6.2.2(l).
Advisor Settlement Agreement shall have the meaning pursuant to Article 6.2.2(l).
Affiliate shall mean (i) a Person that exercises Control over a second Person or is under Control by it, or (ii) any of two or more Persons which are under common Control by the same Person.
Agreement shall mean this Share Purchase Agreement, including all of its Annexes and related documents.
Anti-Corruption and Anti-Bribery Laws shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations and the Bribery Act 2010, as the same may be amended, and any subsidiary legislation and regulation thereunder, or any other applicable United Kingdom anti-corruption or anti-bribery legislation or regulation.

Annex 1 to the Share Purchase Agreement re SVOX AG      2 | 14
Balance Sheet Date shall mean December 31, 2010.
Bank Account(s) shall have the meaning pursuant to Article 3.3(a).
Broker shall have the meaning pursuant to Article 7.8.
Broker Agreement shall have the meaning pursuant to Article 7.8.
Business shall mean the business conducted or planned by the Company and/or any of the Group Companies immediately prior to the Closing Date.
Business Day shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in Zurich, Switzerland, or New York, New York, United States of America, are authorized or obligated by Law or executive order to close.
Buyer shall mean the legal entity defined as the Buyer on the cover page to this Agreement.
Cap shall have the meaning pursuant to Article 11.5(c).
Carve-out Plans shall mean (1) the amendments to the employment agreements of Mr. Volker Jantzen, undated, Mr. Oddmund Braaten, dated May 5, 2009, Mr. Udo Haiber, dated February 9, 2011, Mr. Eric Lehmann, dated March 14, 2007, Mr. Martin Reber, dated March 14, 2007, Mr. Marcel Riedi, dated March 14, 2007, Mr. Eugen Stermetz, dated April 23, 2009 and Mr. Christof Traber, dated March 14, 2007 with the Company, granting such employees certain right in connection with certain triggering events such as the Acquisition and (2) the “carve-out for all employees” in the amount of up to EUR 500’000.00 to be allocated to certain employees pursuant to a board resolution of March 17, 2011 and an “unallocated carve-out” in the amount of up to EUR 500’000.00 to be allocated to certain employees pursuant to a board resolution of May 16, 2011.
Change of Control Payments shall mean all payments due and payable by Nuance, the Company or any Subsidiary to the employees of the Group Companies as of the Closing Date or thereafter as a result of the transactions contemplated by this Agreement and all employment or payroll Taxes in connection therewith (other than payments due and payable solely as a result of actions taken by Nuance or any Group Company following the Closing other than in connection with the SVOX Option Plans), including, but not limited to, any payments in connection with the Carve-out Plans and the SVOX Option Plans (including, but not

Annex 1 to the Share Purchase Agreement re SVOX AG       3 | 14
limited to, payments made (a) to the participants of the SVOX Option Plans in connection with their waiver of claims in the form as set forth in Annex 5.5, (b) to the participants of the SVOX Option Plans who have not waived their claims as set forth in Article 5.5 in connection with the purchase by the Company of the options outstanding at Closing as contemplated under Article 6.2.2(g) in fine, (c) to the signatories of the Carve-out Plans in connection with the amendment of their employment agreement pursuant to Article 6.2.2(d) and (d) to any other beneficiaries under the Carve-out Plans) and any payments relating to “phantom stocks” issued to directors, officers, employees and third parties.
Charter Documents shall have the meaning pursuant to Clause 1 of Annex 9.1.
Closing shall mean the consummation of the transactions as described in Article 6.3.
Closing Date shall mean the date on which the Closing actually occurs, as provided in Article 6.1.
Closing Date Statement shall have the meaning pursuant to Article 5.6.
Closing Price shall mean an amount in USD equal to the volume-weighted sales price per share rounded to four (4) decimal places of Parent Common Stock on the Nasdaq Global Select Market for the consecutive period of ten (10) Business Days beginning at 9:30 a.m. New York time on the thirteenth (13th) Business Day immediately preceding the Closing Date (with regard to Consideration Shares delivered as payment of the First Tranche), Second Tranche Payment Date (with regard to Consideration Shares delivered as payment of the Second Tranche) and the Third Tranche Payment Date (with regard to Consideration Shares delivered as payment of the Third Tranche), and concluding at 4:00 p.m. New York time on the third (3rd) Business Day immediately preceding the Closing Date, the Second Tranche Payment Date or the Third Tranche Payment Date, respectively, as calculated by Bloomberg Financial LP under the function “NUAN Equity AQR”.
CO shall mean the Swiss Code of Obligations.
Company shall have the meaning set forth on the cover page to this Agreement.
Company Authorizations shall have the meaning pursuant to Clause 16 of Annex 9.1.

Annex 1 to the Share Purchase Agreement re SVOX AG       4 | 14
Company Intellectual Property shall have the meaning pursuant to Clause 13(a) of Annex 9.1.
Company Registered Intellectual Property Rights shall have the meaning pursuant to Clause 13(b) of Annex 9.1.
Company Options shall mean all options, and other rights (including commitments to grant options) to purchase, subscribe or otherwise acquire any shares or any other securities in the Company (whether or not such Company Options are vested).
Company Products shall have the meaning pursuant to Clause 13(a) of Annex 9.1.
Company Share Certificate shall mean the certificates representing the relevant Shares duly endorsed in blank or, in case no such certificate was ever issued for the relevant Shares, an executed declaration of assignment of such Shares; provided that, if any Company Share Certificate shall have been lost, stolen or destroyed, Seller may, in lieu of such lost, stolen or destroyed Company Share Certificate, provide an affidavit as indemnity against any claim that may be made against Buyer with respect to such Company Shares.
Company Shares shall mean 129,540 registered common shares, CHF 1.00 par value per share, 74,025 registered series B preferred shares, CHF 1.00 par value per share, and 143,457 registered series C preferred shares, CHF 1.00 par value per share, in the Company and all the shares in the Company underlying the Company Options, outstanding at Closing.
Company Source Code shall have the meaning pursuant to Clause 13(t) of Annex 9.1.
Company Third Party Expenses shall mean the Third Party Expenses incurred by the Company and any Subsidiary on or prior to the Closing Date in connection with the Acquisition and the negotiation of the Second Amendment to the Siemens APA and the transactions contemplated by this Agreement and the Second Amendment to the Siemens APA, and excluding, however, any costs in connection with the establishment and the audit of the Required Financials.
Confidentiality Agreements shall have the meaning set forth in Article 7.5(a).

Annex 1 to the Share Purchase Agreement re SVOX AG       5 | 14
Conflict shall have the meaning pursuant to Clause 5 of Annex 9.1.
Consideration Shares shall mean such number of Parent Common Stock, which is the result of the following formula: that portion of the respective consideration to be paid, at the election of the Parent, by Parent Common Stock divided by the relevant Closing Price, calculated based on the spot rate of exchange for the purchase of Euros in exchange for U.S. Dollars published one Business Day prior to the Closing Date, the Second Tranche Payment Date and the Third Tranche Payment Date, as the case may be, in the New York City edition of the Wall Street Journal or, if no such rate is published on such Business Day, then on the day the last such rate was published.
Contracts shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.
Control shall be deemed to exist if a Person (either alone or with its Affiliates) owns more than half of the voting rights or equity capital of a Person, or is otherwise able to exercise a controlling influence over another Person.
CTA shall have the meaning pursuant to Clause 22(b) of Annex 9.1.
Customers shall have the meaning pursuant to Clause 26(a) of Annex 9.1.
DBG shall mean the Swiss Federal Law on Direct Taxes.
Debt shall mean short and long-term third-party financial liabilities for borrowed money of the Group Companies and all accrued interest thereon as of the Closing Date.
Debt Repayment Amount shall mean the payments necessary to repay all of the Company’s and any Subsidiary’s outstanding Debt for borrowed money as of the Closing Date, other than the recurring credit facility with Neue Aargauer Bank.
Deposit Account(s) shall have the meaning pursuant to Article 3.3(a).
Disclosure Schedule means that certain schedule attached hereto as part of Annex 9.1, as delivered by the Sellers to the Parent concurrently with the execution of this Agreement.

Annex 1 to the Share Purchase Agreement re SVOX AG       6 | 14
Employee Benefit Plans shall have the meaning pursuant to Clause 22(a) of Annex 9.1.
Environmental Laws means all Laws relating to pollution or protection of the environment or exposure of any individual to Hazardous Materials, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.
Escrow Agent shall mean Mr. Hansjörg Stutzer, Thouvenin Rechtsanwälte, or another attorney-at-law of a reputable Swiss law firm appointed by the Parties.
Escrow Agreement shall mean the escrow agreement to be entered into by the Sellers’ Representative, the Buyer, the Parent and the Escrow Agent by the Second Tranche Payment Date relating to the placement into escrow of certain amounts pursuant to Article 3.2.3(a), on standard commercial terms including a clause pursuant to which amounts on escrow (or any part thereof) shall only be released by the Escrow Agent (i) upon written joint instructions of both the Sellers’ Representative and the Buyer or (ii) a final and binding judgment of competent court instructing the Escrow Agent to release amounts on escrow.
EUR shall mean the single currency of participating member states of the European Union.
Excess Change of Control Payment shall have the meaning pursuant to Article 5.6.
Excess Company Third Party Expenses shall have the meaning pursuant to Article 5.6.
Excess Debt Payment shall have the meaning pursuant to Article 5.6.
Exchange Agent shall have the meaning pursuant to Article 3.4(a).
Financials shall have the meaning pursuant to Clause 6(a) of Annex 9.1.

Annex 1 to the Share Purchase Agreement re SVOX AG       7 | 14
First Tranche shall have the meaning pursuant to Article 3.2.1(a)(i).
Form 8-K shall have the meaning set forth in Article 4.1.
GAAP shall mean United States generally accepted accounting principles consistently applied.
German Financials shall have the meaning pursuant to Clause 6(a) of Annex 9.1.
Governmental Entity shall mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self regulatory organization, commission, tribunal or organization or any regulatory authorities, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing which has or claims to have competent jurisdiction over the relevant Persons or its business, property, assets or operations.
Group shall have the meaning pursuant to Preamble B.
Group Companies shall have the meaning pursuant to Preamble B.
Hazardous Materials means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.
Indemnified Party shall have the meaning pursuant to Article 10.2.
Indemnifying Party shall have the meaning pursuant to Article 10.2.
In-Licenses shall have the meaning pursuant to Clause 13(h) of Annex 9.1.
Intellectual Property Rights shall mean all Swiss and foreign intellectual property rights, including, without limitation, rights arising from or in respect of the following: (i) statutory invention registrations, patent applications and issued or granted patents, utility model applications and issued or granted utility models, whether domestic or foreign, including continuations, continuations-in-part, divisionals, provisionals and renewals, and all reissues, re-examination and extensions thereof and any patent or utility model restoration or extension period granted by a Governmental Entity; (ii) the protection of proprietary and confidential

Annex 1 to the Share Purchase Agreement re SVOX AG       8 | 14
information, trade and industrial secrets, and know how; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto; (iv) all rights in industrial designs and any registrations and applications therefor; (v) all rights in World Wide Web addresses, URL’s and domain names and applications and registrations therefor, all trade names, logos, common-law and other trademarks and service marks, trademark and service-mark registrations and applications therefor and all goodwill associated therewith; (vi) “moral” and “economic” rights; and (vii) any corresponding or equivalent rights to any of the foregoing.
IRC means the United States Internal Revenue Code of 1986, as amended.
Key Persons shall mean: Martin Reber, Eugen Stermetz, Udo Haiber and Marcel Riedi.
Law(s) shall mean all or any applicable law, regulation, directive, binding guideline or rule or decree, order or decision of any court or governmental authority (applicable in any jurisdiction and relating to any matter whatsoever).
Lease Agreements shall have the meaning pursuant to Clause 12(a) of Annex 9.1.
Leased Real Property shall have the meaning pursuant to Clause 12(a) of Annex 9.1.
Liabilities shall have the meaning pursuant to Clause 7 of Annex 9.1.
Lien shall mean any lien, charge, encumbrance, or security interest, including but not limited to interests arising from options, pledges, mortgages, indentures, security agreements, rights of first refusal or rights of pre-emption, irrespective of whether such Lien arises under any agreement or any other instrument, the mere operation of Laws or by means of a judgment, order or decree of any court, judicial or administrative authority.
Long Stop Date shall have the meaning set forth in Article 6.2.5(b).
Loss(es) shall mean any and all losses, damages, liabilities, penalties, judgments, settlements, fines, interest, costs and expenses, whether or not involving a Third Party Claim (including, without limitation, and to the extent legally permitted, the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable

Annex 1 to the Share Purchase Agreement re SVOX AG       9 | 14
costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation, inquiry or defence thereof or the enforcement of rights hereunder as well as any Taxes levied), provided, however, that Losses shall not include any indirect or consequential damages or lost profits resulting from breaches of representations and warranties, it being understood that indirect or consequential damages and lost profits shall be included in the definition of Losses for breaches of covenants.
Majority Sellers shall mean the Persons defined as the Majority Sellers on the cover page to this Agreement.
Majority Shares shall have the meaning pursuant to Preamble A.
Material Adverse Effect shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and any Group Company, taken as a whole; provided that, in no event shall any of the following, alone or in combination with one another, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (A) any effect resulting from changes or effects in general worldwide, Swiss, European Union or United States economic, capital market or political conditions (other than those that have had a disproportionate adverse effect relative to other industry participants on the Company), (B) any effect resulting from changes or effects generally affecting the industries or markets in which the Company operates (other than those that have had a disproportionate adverse effect relative to other industry participants on the Company), (C) any effect resulting from any act of war or terrorism (or, in each case, any escalation thereof) other than those that have had a disproportionate adverse effect relative to the other industry participants on the Company, (D) any changes in Laws, the general accounting principles applicable to the Group Companies or the interpretation thereof, (E) any effect resulting from specific actions taken at the specific direction or with the specific approval of Nuance after the date of this Agreement (as per Article 5.3.1), (F) any act or acts of nature, calamities, acts of war or terrorism, or national or international political or social conditions, (G) any one or more changes or effects that are attributable or related to the announcement of or pendency of the transactions contemplated by this Agreement, (H) any event being a result of the transactions contemplated by this Agreement or (I) any deterioration in bookings.

Annex 1 to the Share Purchase Agreement re SVOX AG       10 | 14
Material Contract shall have the meaning set forth in Clause 14(a) of Annex 9.1.
Merger Act shall mean the Swiss Federal Act on Merger, Demerger, Conversion and Transfer of Assets and Liabilities of July 1, 2004, as amended.
Merger Balance Sheet shall mean the audited balance sheet of the Company as of the last day of the first quarter 2011 (if the Closing takes place before or on 31 July 2011) or as of the last day of the second quarter 2011 (if the Closing takes place after 31 July 2011).
Minority Sellers shall mean the Persons defined as the Minority Sellers on the cover page to this Agreement.
Minority Shares shall have the meaning pursuant to Preamble A.
Notice of Breach shall have the meaning pursuant to Article 11.1(a).
Nuance shall mean both the Buyer and the Parent.
Open Source Software shall have the meaning pursuant to Clause 13(u) of Annex 9.1.
Parent shall mean the legal entity defined as the Parent on the cover page to this Agreement.
Parent Common Stock shall mean the common stock, with currently a par value of $0.001 per share, of the Parent.
Party shall mean either the Sellers, the Sellers’ Representative, the Buyer or the Parent, as the case may be, and Parties shall refer to the Sellers, the Sellers’ Representative, the Buyer and the Parent collectively.
Permits shall mean licenses and permits that are necessary for the carrying out of the business and operations of the Group as they are carried out at the date hereof.
Permitted Liens shall have the meaning pursuant to Clause 12(c) of Annex 9.1
Person shall mean any natural person or a general or limited partnership, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization doing business, a government or any department or agency thereof,

Annex 1 to the Share Purchase Agreement re SVOX AG       11 | 14
a joint venture or any other person or entity doing business.
Projected Benefit Obligations shall mean the respective actuarial value of liabilities accrued under the pension plans measured at the effective date on an ongoing basis following the projected unit credit valuation method and actuarial assumptions and methodology used as at December 31, 2010 in the Financials.
Pro Rata Portion shall mean, with respect to each Seller, an amount equal to the quotient obtained by dividing (i) the portion of the Total Consideration that each Seller is entitled to receive with respect to Shares held by such holder by (ii) Total Consideration that all Sellers are entitled to receive with respect to Shares held by such holders.
PTO shall have the meaning pursuant to Clause 13(b) of Annex 9.1.
Required Financials mean (a) the audited consolidated balance sheets for the Group for the fiscal years ended December 31, 2010 and 2009 and the consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods ended December 31, 2010 and 2009, and the associated footnotes to the consolidated financial statements, in each case (1) prepared in accordance with GAAP and Regulation S-X promulgated under the United States Securities Exchange Act of 1934, as amended, and (2) audited by the Group’s independent accountants in accordance with U.S. Generally Accepted Accounting Standards and (b) the unaudited consolidated balance sheet as of the last day of the first quarter 2011 (if the Closing takes place before or on 31 July 2011) or as of the last day of the second quarter 2011 (if the Closing takes place after 31 July 2011), and the related unaudited statements of income, cash flow, and stockholders’ equity and related consolidated notes to the financial statements, for the periods then ended, in each case (1) prepared in accordance with GAAP and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended and (2) reviewed by the Group’s independent accountants in accordance with Statement of Auditing Standards No. 100.
Registered Intellectual Property Rights shall have the meaning pursuant to Clause 13(a) of Annex 9.1.
SEC shall mean the United States Securities and Exchange Commission.
Second Tranche shall have the meaning pursuant to Article 3.2.1(a)(ii).
Second Tranche Payment Date shall have the meaning pursuant to Article 3.2.3(a).

Annex 1 to the Share Purchase Agreement re SVOX AG       12 | 14
Securities Act shall mean the United States Securities Act of 1933, as amended.
Sellers Third Party Expenses shall mean the following Third Party Expenses incurred by the Sellers on or prior to the Closing Date: (i) any payments to Ridgecrest Capital Partners pursuant to Articles 6.3.3 in connection with the Acquisition and the transactions contemplated by this Agreement; (ii) an amount equal to EUR 4,000,000 paid to the Broker pursuant to Articles 6.3.3 in connection with the Acquisition and the transactions contemplated by this Agreement for services rendered pursuant to that the Broker Agreement; and (iii) any payments to Walder Wyss Ltd. for services rendered on behalf of the Sellers (but not the Company) in connection with the Acquisition and the transactions contemplated by this Agreement. Any payments of Sellers Third Party Expenses pursuant to Article 6.3.3 shall be deducted from the First Tranche, the Second Tranche or the Third Tranche, as applicable, in accordance with Articles 3.2.2, 3.2.3 and 3.2.4.
Sellers shall mean the Persons defined as the Sellers on the cover page to this Agreement.
Sellers’ Representative shall mean the Persons or entity defined as the Sellers’ Representative on the cover page to this Agreement.
Selling Stockholder Questionnaire shall have the meaning set forth in Article 4.4(b)(i).
Shares shall have the meaning pursuant to Preamble A.
Shrink-Wrap Code shall have the meaning pursuant to Clause 13(a) of Annex 9.1.
Siemens shall mean Siemens Aktiengesellschaft, Wittelsbacherplatz 2, 80333 Munich, Germany.
Siemens Abandoned IP shall have the meaning pursuant to Clause 13(c) of Annex 9.1.
Siemens APA shall mean the “Asset Sale and Purchase Agreement regarding the sale and purchase of the Siemens Professional Speech Processing Business” of 21 November 2008 between Siemens and the Company, including the

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“First Amendment to the 21 November 2008 Asset Sale and Purchase Agreement of 10 November 2009 and 1 December 2009 between Siemens and SVOX Germany and the “Second Amendment to the 21 November 2008 Asset Sale and Purchase Agreement of 11 May 2011 between Siemens, the Company, the Parent, Nuance Communications Germany GmbH and SVOX Germany.
Siemens APA Closing Date shall have the meaning as set out for the term “Closing Date” in the Siemens APA.
Siemens Licensed IP shall have the meaning as set out for the term “Licensed IP” in the Siemens APA.
Siemens Payment shall mean the payment in the amount of EUR 4,000,000 plus VAT (if any) owned by the Company to Siemens pursuant to the Second Amendment to the Siemens APA.
Siemens Speech Business shall have the meaning as set out for the term “Business” in the Siemens APA.
Siemens Speech Business Field shall have the meaning as set out for the term “Business Field” in the Siemens APA.
Siemens Transferred Licensing-in Agreement shall have the meaning as set out for the term “Transferred Licensing-in Agreement” in the Siemens APA.
Stockholder Questionnaire shall have the meaning set forth in Article 4.4(b)(i).
Stockholder Registration Statement shall have the meaning set forth in Article 4.1.
Subsidiary shall have the meaning pursuant to Preamble B.
Subsidiary Shares shall have the meaning pursuant to Preamble B.
SVOX Germany shall mean SVOX Deutschland GmbH, Balanstra. 73, Gebaeude 21, 81541 Munich, Germany.
SVOX Option Plans shall have the meaning pursuant to Article 5.5.
Swiss Financials shall have the meaning pursuant to Clause 6(a) of Annex 9.1.

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Taxes shall mean all tax liabilities, including income taxes (personal or corporate), capital taxes, stamp duties (both on the issuance and on the transfer or securities), withholding taxes, value added taxes, real estate gains taxes, real estate transfer taxes, property and land taxes, business taxes, customs duties, payroll taxes, social security contributions or payments of equivalent nature and all other taxes, duties, levies or imposts payable to any competent taxing authority in any jurisdiction, as well as any related interest, penalties, costs and expenses.
Technology shall have the meaning pursuant to Clause 13(a) of Annex 9.1.
Third Party Claim shall have the meaning pursuant to Article 11.1(a).
Third Party Expenses shall have the meaning pursuant to Article 5.6.
Third Tranche shall have the meaning pursuant to Article 3.2.1(a)(iii).
Third Tranche Payment Date shall have the meaning pursuant to Article 3.2.4(a).
Threshold Amount shall have the meaning pursuant to Article 11.5(b).
Total Consideration shall have the meaning pursuant to Article 3.2.1(a)(iii)
Update Schedule shall have the meaning pursuant to Article 9.1(d).
VAT shall mean value added tax.

Annex 2(a) to the Share Purchase Agreement re SVOX AG       1 | 1
Annex 2(a)
Form of Accession Confirmation

To: [Buyer and Parent]

Copy to: [Sellers’ Representative]

Dear Sirs,

I refer to the share purchase agreement entered into between and executed by Nuance Communications, Inc. as parent, Ruetli Holding Corporation as buyer, various shareholders of Svox AG, Switzerland as majority shareholders, and smac | partners GmbH as sellers’ representative in relation to the sale and purchase of shares in Svox AG, Switzerland, dated June 3, 2011 (hereinafter the Agreement), as attached to this letter. This letter constitutes an Accession Confirmation as per clause 2 of the Agreement.

Unless explicitly defined otherwise herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

I, [...], the holder of [[...] common shares / [...] preferred shares category B [and] [...] preferred shares category C], agree with effect as of the date of this Accession Confirmation to become a party to the Agreement as a Minority Seller and a Seller and to be bound by all the terms and conditions of the Agreement and to be subject to all obligations thereunder, in particular, without limitation, to sell to the Buyer the Shares currently held by me.

This Accession Letter shall be governed by and construed in accordance with the substantive laws of Switzerland.

All disputes arising out of or in connection with this Accession Letter, including disputes regarding its binding effect, amendment and termination, shall be referred exclusively to the courts of Zurich 1. Subject matter jurisdiction shall be with the Commercial Court of Zurich (Handelsgericht des Kantons Zürich).

Yours faithfully,

[...]

Annex 5.3.1 to the Share Purchase Agreement re SVOX AG       1 | 4
Annex 5.3.1
Restricted Actions

Unless otherwise expressly permitted by the terms of the Agreement, from and including the date of the Agreement to the earlier of the Closing or the termination of the Agreement, and to the extent permissible under applicable Laws, each Seller agrees not to, and agrees to procure that none of the Group Company shall, take or agree to take any of the following actions without the prior written consent of the Parent, which consent shall not be unreasonably withheld; provided, however, that (A) the consent of the Parent shall be deemed to have been given if the Parent does not respond within five (5) Business Days upon receipt by the Parent of the respective consent request, it being understood that the Parent will have been deemed to respond if it (1) approves a consent request, (2) denies a consent request or (3) requests additional information in order to decide whether to approve or deny a consent request (and upon receipt of such additional information, the consent of the Parent shall be deemed to have been given if the Parent does not respond within two (2) Business Days) and (B) (1) if consent of an action is required pursuant to this Article 5.3.1 and it appears to the chairman of the Company (or his deputy) that such action requires immediate attention and answer of the Parent or (2) if the Parent denies a consent request and the chairman of the Company (or his deputy) wishes to discuss such denial, the Parent and the chairman of the Company (or his deputy) shall use their reasonable efforts to discuss the relevant action by phone or by any other means of communication as soon as practicable, but in no event later than two (2) Business Days upon receipt by the Parent of a request for discussion:
(a)	do anything that could materially interfere with, inhibit or impair the consummation of the transactions contemplated under this Agreement;

(b)	make any change, or make any declaration to make a change, in the terms of employment of any director, officer, employee, consultant, freelancer and|or advisor of any of the Group Companies, including, but not limited to increases in salary or other compensation, severance payments, termination payments, bonus or other additional salary other than in accordance with, or by implementing change of, existing agreements, shop agreements, collective bargaining arrangements and|or conclude new employment agreements with newly hired persons;

(c)	make any material variation to conclude or terminate any shop agreements with the competent works council and|or collective bargaining arrangements and|or become a member of an employer’s association;

Annex 5.3.1 to the Share Purchase Agreement re SVOX AG       2 | 4
(d)	form, enter into, vary, terminate or withdraw from any partnership, consortium, joint venture or other incorporated association;

(e)	alter or amend in any manner the articles of incorporation or organizational regulations of any of the Group Companies;

(f)	pay, pre-pay, delay or postpone the payment of invoices in excess of €10’000 or otherwise inconsistent with prior business practice;

(g)	issue or create any obligation to issue any shares or equity-linked securities;

(h)	transfer any shares that are directly or indirectly held by any Group Company to a third party or transfer any assets with a value over €10’000 of any Group Company to a third party;

(i)	increase or reduce or otherwise change the share capital or capital structure, or grant any option or conversion rights on the equity of any of the Group Companies;

(j)	enter into, or increase or extend any liability under, any material guarantee or indemnity;

(k)	make, increase or extend any loan or advance or grant any credit to any third Person or incur any indebtedness or other liability in excess of EUR 10,000 other than in the ordinary course of business or to Group Companies, but in any event not in excess of EUR 25,000 in the aggregate;

(l)	grant, create or allow to be created any Lien over any of its assets other than charges arising by operation of Law or other Permitted Liens;

(m)	borrow any money from or incur any indebtedness or other liability against a third party in excess of EUR 10,000 in the aggregate;

(n)	incorporate or liquidate any Group Company or effect any insolvency proceedings, mergers, acquisitions, reorganization and consolidation involving or with respect to any such Group Company, unless, with respect to insolvency proceedings, such event is required by mandatory Law;

(o)	initiate, discontinue or settle any litigation or arbitration proceedings where the settlement amount to be paid by the Company exceeds EUR 10,000 per item or €25,000 in aggregate;

Annex 5.3.1 to the Share Purchase Agreement re SVOX AG       3 | 4
(p)	declare, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Shares or to any of the Group Companies’ capital stock;

(q)	enter into, amend, modify or terminate or consent to the termination of any shareholders’ agreement, license, distribution or supply agreements, or amend, waive, modify, terminate or consent to the termination of any of the Group Companies’ rights thereunder;

(r)	pay, discharge or satisfy any claim, liability or obligation other than in the ordinary course of business;

(s)	amend or vary the rates of interest applicable to the inter-company loans other than pursuant to pre-existing contractual arrangements;

(t)	enter or amend into any arrangement concerning or affecting the Intellectual Property Rights other than arrangements with customers in the ordinary course of business, enter into or amend any material agreement that cannot be terminated in accordance with its terms (without any compensation being payable) on less than six months’ notice or terminate or vary the terms of any such existing material agreement;

(u)	change the accounting procedures, principles or practice of the Group Companies in effect at the date of this Agreement;

(v)	cancel, compromise, waive, or release any right or claim (or series of related rights and claims);

(w)	make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any material tax return or any amended tax return unless a copy of such tax return has been delivered to the Parent for review a reasonable time prior to filing and the Parent has approved such tax return in writing;

(x)	revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

Annex 5.3.1 to the Share Purchase Agreement re SVOX AG       4 | 4
(y)	sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible), including without limitation the sale of any Accounts Receivable of the Company or any Subsidiary;

(z)	acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or any Subsidiary;

(aa)	hire, promote, demote or terminate any employees, or encourage any employees to resign from the Company or any Subsidiary;

(bb)	pay bonuses to any employee (other than to agree to pay or pay to employees any Change of Control Payment on Closing);

(cc)	make any representations or issue any communications (including electronic communications) to employees in their capacity as such regarding any benefits of the transactions contemplated by this Agreement (other than communicate to employees the amount of any Change of Control Payment paid on Closing), including any representations regarding offers of employment from the Parent or the terms thereof;

(dd)	cancel, amend or renew any material insurance policy;

(ee)	enter into, amend or modify any agreement or arrangement requiring future performance obligations of a Group Company costing EUR 10,000 per item or €25,000 in aggregate;

(ff)	make any expenditures or enter into any commitment or transaction exceeding EUR 10,000 individually or EUR 250,000 in the aggregate (other than in the ordinary course of business consistent with past practice);

(gg)	agree to do any of the items listed above.

Annex 9.1 to the Share Purchase Agreement re SVOX AG       1 | 36
Annex 9.1
Representations and Warranties of the Sellers

Where any statement in the following representations and warranties is qualified by the expression «to the knowledge» or any similar expression, the Seller shall be deemed to have knowledge of anything of which any of the Key Persons or Dietrich Ulmer or Gunter Hauptmann has knowledge, or ought reasonably to have knowledge given their particular position and responsibilities.
1.	Organization of the Company and Subsidiaries

The Company is a corporation duly organized and validly existing under the Laws of Switzerland. Each Subsidiary is a corporation duly organized, validly existing and in good standing (in which such qualification is required by Law) under the Laws of the jurisdiction set forth in Annex 9.1.1(1). The Company and each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted. The Company and each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by Law. The Company and each Subsidiary has made available copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof (collectively, the Charter Documents), to the Parent. Annex 9.1.1 (2) lists the directors and officers of the Company and each Subsidiary as of the date hereof. The operations now being conducted by the Company and each Subsidiary are not now and have never been conducted by the Company or any Subsidiary under any other name except as set forth in Annex 9.1.1(3). Annex 9.1.1(4) lists (a) each jurisdiction in which the Company and each Subsidiary is qualified or licensed to do business and (b) every state or foreign jurisdiction in which the Company and each Subsidiary has employees or facilities.
2.	Company Capital Structure
(a)	The share capital of the Company consists of 129,540 registered common shares, CHF 1.00 par value per share, 74,025 registered series B preferred shares, CHF 1.00 par value per share, and 143,457 registered series C preferred shares, CHF 1.00 par value per share. As of the date hereof, the capitalization of the Company is as set forth in Annex 9.1.2(a)(1). The Shares are held by the Persons and in the numbers of Shares set forth in Annex 9.1.2(a)(1). All outstanding Shares are validly issued and fully paid and, except as set forth in Annex 9.1.2(a)(2), are not subject to preemptive

Annex 9.1 to the Share Purchase Agreement re SVOX AG       2 | 36
rights created by statute, the Charter Documents of the Company, or any agreement to which the Company or a Seller is a party or by which it is bound, and have been issued in compliance with all applicable Laws. The Company has not, and will not have, suffered or incurred any Loss relating to or arising out of the issuance or repurchase of any Shares, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any Shares. The Company has no share capital other than the Company Shares.

(b)	Except as set forth in Annex 9.1.2(b)(1), the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company has reserved 20,400 Company Shares under the Company’s conditional share capital for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under any plan, agreement or arrangement (whether written or oral, formal or informal). Except for the Company Options set forth in Annex 9.1.2(b)(2) (such schedule to contain, for each holder of Company Options, the name of such holder, and the number of Shares issuable upon exercise of such Company Options held by such holder), there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as contemplated hereby or as set forth in Annex 9.1.2(b)(3), there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby or as set forth in Annex 9.1.2(b)(4), there are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of the Company. Except as set forth in Annex 9.1.2(b)(5), there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Shares.

(c)	Upon Closing, there will be no Company Options outstanding, except for the Company Options held by holders who will have not executed a letter in the form as set forth in Annex 5.5. As of the Closing, Annex 9.1.2(c) lists all

Annex 9.1 to the Share Purchase Agreement re SVOX AG       3 | 36
Company Options held by holders who have not executed a letter in the form as set forth in Annex 5.5 (such schedule to contain, for each holder of Company Options, the name and address of such holder, the number of Shares issuable upon exercise of such Company Options held by such holder, the vesting schedule and exercise price of such Company Options, the dates on which such Company Options were granted and will expire, and whether any Company Options are intended to be incentive stock options). Buyer will be the sole legal and beneficial holder of any and all rights to acquire or receive any Company Shares, whether or not such Company Shares are outstanding, except for the Company Shares underlying the Company Options held by holders who will have not executed a letter in the form as set forth in Annex 5.5.
3.	Subsidiaries

Annex B lists each of the Subsidiaries, the jurisdiction of incorporation of each such Subsidiary, and the Company’s equity interest therein. Each Subsidiary is wholly-owned by the Company. There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which a Subsidiary is a party or by which a Subsidiary is bound obligating such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its capital stock or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of any Subsidiary. There are no agreements to which any Subsidiary is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any share capital of a Subsidiary. Except as set forth in Annex 9.1.3, neither the Company nor any of the Subsidiaries has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other Person. Except as set forth in Annex B, neither the Company nor any Subsidiary directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person.

Annex 9.1 to the Share Purchase Agreement re SVOX AG       4 | 36
4.	Authority

Each Seller has all requisite power and authority to enter into this Agreement and any related agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any related agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Seller and no further action is required on the part of each Seller to authorize the Agreement and any related agreements to which it is a party and the transactions contemplated hereby and thereby. The Company and each Subsidiary has all requisite power and authority to enter into any agreements related to this Agreement to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of such related agreements to which the Company or Subsidiary is a party and the consummation of the transactions contemplated thereby have been or will be, as of the Closing, duly authorized by all necessary corporate action on the part of the Company or the applicable Subsidiary and no further action is required on the part of the Company or such Subsidiary to authorize such related agreements and the transactions contemplated thereby. This Agreement and any related agreement to which a Seller, the Company or a Subsidiary is a party has been duly executed and delivered by such Seller, the Company or such Subsidiary and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Seller, the Company or such Subsidiary enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.
5.	No Conflict; Consents

Except as set forth on Annex 9.1.5(1), the execution and delivery by any Seller of this Agreement and any related agreement to which a Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a Conflict) (a) any provision of the charter documents or any similar documents, (b) any Contract, or (c) any material judgment, order, decree, statute, Law, ordinance, rule or regulation, as applicable to such Seller or any of its properties (whether tangible or intangible) or assets. Annex 9.1.5(2) sets forth all

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necessary consents, waivers and approvals of parties to any Contracts that are required thereunder in connection with the Acquisition, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing Date so as to preserve all rights of, and benefits to, the Company or any Subsidiary under such Contracts from and after the Closing Date. Following the Closing Date, the Company or Subsidiary (as applicable) will be permitted to exercise all of its rights under such Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or such Subsidiary would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and any related agreement or the consummation of the transactions contemplated hereby and thereby, except for those as set forth in Annex 9.1.5(3).
6.	Company Financial Statements
(a)	Annex 9.1.6(a) sets forth (i) SVOX GmbH statutory balance sheets as of December 31, 2010 and 2009 (the German Financials) and (ii) the Company’s audited statutory and consolidated balance sheets as of December 31, 2010 and 2009, and the audited consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods ended December 31, 2010 and 2009 (the Swiss Financials) (the German Financials together with the Swiss Financials, the Financials) The Financials are true and correct in all material respects (taking into account the rules of the Swiss Code of Obligations or the German commercial code (Handelsgesetzbuch) and have been prepared in accordance with the rules of the Swiss Code of Obligations or the German commercial code (Handelsgesetzbuch), respectively, applied on a consistent basis throughout the periods indicated and consistent with each other. The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein.

(b)	The Required Financials provided by the Company pursuant to Article 6.2.2(i), when delivered, will (i) have been derived from the books and records of the Group, (ii) be true and correct in all material respects and (iii) fairly present the consolidated balance sheet, results of operations,

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cash flows and stockholders’ equity of the Group at the dates and for the periods indicated in accordance with GAAP and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended, in each case, applied on a consistent basis throughout the periods indicated and consistent with each other, except as indicated in the footnotes thereto.

(c)	The Merger Balance Sheet provided by the Company pursuant to Article 6.2.2((i), when delivered, will (i) have been derived from the books and records of the Group, and (ii) be true and correct in all material respects.

(d)	The Accounts Receivable of the Company and each Subsidiary have or will have arisen from bona fide arm’s length transactions in the ordinary course of business. Except as set forth in Annex 9.1.6(d)(1), the Accounts Receivable of the Company and each Subsidiary are fully collectible in the ordinary course of business. There has not been any material adverse change in the collectability of such Accounts Receivable during the past twelve (12) months. Annex 9.1.6(d)(2) sets forth a list of all such Accounts Receivable that are more than thirty days past due as of the date of this Agreement, and of all such Accounts Receivable classified as doubtful accounts. Neither the Company nor any Subsidiary has any Accounts Receivable from any Person which is an affiliate of the Company or any Subsidiary or from any equity holder, director, officer or employee of the Company or any Subsidiary or any affiliates thereof, other than intercompany balances in the ordinary course of business. All Accounts Payable of the Company and each Subsidiary have arisen from bona fide arm’s length transactions in the ordinary course of business. Since the Balance Sheet Date, the Company and each Subsidiary has paid its Accounts Payable in the ordinary course of its business. Except as set forth in Annex 9.1.6(d)(2) and other than payments relating to employment matters and the transactions completed in the Agreement, as of the date hereof, neither the Company nor any Subsidiary have any Accounts Payable to any Person which is an affiliate of the Company or any Subsidiary or to any equity holder, director, officer or employee of the Company or any Subsidiary or any affiliates thereof.

(e)	Except as set forth in Annex 9.1.6(e), neither the Company nor any Subsidiary has received any pre-paid royalties from its customers under an understanding permitting a credit at a later date.

(f)	At the Closing Date, no Debt will be outstanding and due by any Group Company other than the recurring credit facility with Neue Aargauer Bank.

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7.	No Undisclosed Liabilities

Neither the Company nor any Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guarantee or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with the applicable accounting principles) (the Liabilities), which individually or in the aggregate (a) has not been reflected in the Financials, or (b) has not arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date in an amount that does not exceed EUR 25,000 in the aggregate. Neither the Company’s nor any Subsidiary has any Debt outstanding on the date hereof and the Closing Date, other than the recurring credit facility with Neue Aargauer Bank.
8.	Internal Controls The Company and each Subsidiary maintain books and records accurately reflecting their assets and liabilities in all material respects and maintain proper and adequate internal accounting controls which provide reasonable assurance.
9.	No Changes Since December 31, 2010, except as set forth in Annex 9.1.9, there has not been, occurred or arisen any:
(a)	transaction by the Company or any Subsidiary except in the ordinary course of business as conducted on that date and consistent with past practices;

(b)	amendments or changes to the Charter Documents of the Company or any Subsidiary other than as contemplated by this Agreement;

(c)	capital expenditure or commitment by the Company or any Subsidiary exceeding EUR 25,000 individually or EUR 100,000 in the aggregate;

(d)	payment, discharge or satisfaction, in any amount in excess of EUR 25,000 in any one case, or EUR 100,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any Subsidiary), other than payments, discharges or satisfactions in the ordinary course of business, consistent with past practices, or liabilities reflected or reserved against in the Financials;

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(e)	destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or any Subsidiary (whether or not covered by insurance);

(f)	material employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or any Subsidiary;

(g)	any change in the terms of employment, in particular in respect of salary and/or other compensation of any director, officer, employee and/or consultant of any of the Group Companies or its Affiliates;

(h)	change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any Subsidiary other than as required by the Swiss Code of Obligations or, with respect to the German Subsidiary, the German commercial code (Handelsgesetzbuch);

(i)	adoption of or change in any material Tax election or any Tax accounting method, entering into any closing agreement with respect to Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment by the Company or any Subsidiary;

(j)	revaluation by the Company or any Subsidiary of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(k)	declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Shares, or any split, combination or reclassification in respect of any Shares, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Shares, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any Shares (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(l)	increase in the salary or other compensation payable or to become payable by the Company or any Subsidiary to any of its respective officers, directors, employees or consultants, or the declaration, payment or commitment

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Or obligation of any kind for the payment (whether in cash or equity) by the Company or any Subsidiary of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person;

(m)	agreement, Contract, covenant, instrument, lease, license or commitment to which the Company or any Subsidiary is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, Contract, covenant, instrument, lease, license or commitment to which the Company or any Subsidiary is a party or by which it or any of its assets are bound, other than agreements, Contracts, covenants, instruments, leases, licenses or commitments entered into in the ordinary course of business, consistent with past practice;

(n)	sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company or any Subsidiary outside of the ordinary course of business, including, but not limited to, the sale of any Accounts Receivable of the Company or any Subsidiary, or any creation of any security interest in such assets or properties;

(o)	loan by the Company or any Subsidiary to any Person, or purchase by the Company or any Subsidiary of any debt securities of any Person;

(p)	incurrence by the Company or any Subsidiary of any financial indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any Subsidiary of any financial indebtedness, issuance or sale of any debt securities of the Company or any Subsidiary or guaranteeing of any debt securities of others;

(q)	waiver or release of any right or claim of the Company or any Subsidiary, including any write-off or other compromise of any Account Receivable of the Company or any Subsidiary;

(r)	commencement or settlement of any lawsuit by the Company or any Subsidiary, the commencement, settlement, notice or, to the knowledge of any Seller or the Company, threat of any lawsuit or proceeding or other investigation against the Company or any Subsidiary or its affairs, or any reasonable basis for any of the foregoing;

(s)	notice of any claim or potential claim of ownership, interest or right by any Person other than the Company or any Subsidiary of the Company Intellectual

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Property (as defined in Clause 13 of this Annex 9.1) or of infringement by the Company or any Subsidiary of any other Person’s Intellectual Property Rights (as defined in Clause 13 of this Annex 9.1);

(t)	issuance or sale, or Contract to issue or sell, by the Company of any Company Shares or Company Shares, except for issuances of any shares of the Company upon the exercise of Company Options issued under the SVOX Option Plans;

(u)	(i) except standard end user licenses entered into in the ordinary course of business, consistent with past practice, sale or license of any Company Intellectual Property or execution, modification or amendment of any Contract with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property Rights of any Person, (ii) except in the ordinary course of business, consistent with past practice, purchase or license of any Intellectual Property Rights or execution, modification or amendment of any Contract with respect to the Intellectual Property Rights of any Person, (iii) Contract or material modification or amendment of an existing Contract with respect to the development of any Technology or Intellectual Property Rights with a third party, or (iv) material change in pricing or royalties set or charged by the Company or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company or any Subsidiary;

(v)	material Contract or material modification to any Contract pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any product, service or technology of the Company or any Subsidiary;

(w)	event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect;

(x)	Contract, lease, license, sublease or other occupancy of any Leased Real Property (as defined in Clause 12 of this Annex 9.1) by the Company or any Subsidiary; or

(y)	agreement by the Company or any Subsidiary, or any officer or employees on behalf of the Company or any Subsidiary, to do any of the things described in the preceding clauses (a) through (x) of this Clause 9 of this Annex 9.1 (other than negotiations with Nuance and its representatives re

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garding the transactions contemplated by this Agreement and any related agreements).
10.	Taxes
(a)	Except as set forth in Annex 9.1.10(a), any and all liability for Taxes of the Group or a Group Company (or any affiliated group of which any Group Company has ever been a member on or prior to the Balance Sheet Date) for any taxable period ending on or before the Balance Sheet Date are (x) fully paid on or before the Closing Date, or (y) fully provided for in the audited consolidated statements of the Company as of the Balance Sheet Date, including:
(i)	any liability for Taxes of the Group or a Group Company arising out of any act, omission, event or transaction occurring during any taxable period ending on or before the Balance Sheet Date;

(ii)	any liability for Taxes of the Group or a Group Company arising in relation to capital, equity, income, profits or gains earned, accrued or received during any taxable period ending on or before the Balance Sheet Date; and

(iii)	any liability for Taxes of another Person resulting from being included in any consolidated, combined or group Tax Return of a Group Company during any taxable period ending on or before the Balance Sheet Date.
(b)	Except as set forth in Annex 9.1.10(b)(1), all tax returns, including all of their enclosures, required to be filed prior to the Closing by or with respect to Taxes payable or reimbursable by the Group Companies have been filed in a timely manner. Except as set forth in Annex 9.1.10(b)(1), all such tax returns (i) have been prepared in the manner required by applicable Law, (ii) are true, correct and complete in all material respects, (iii) accurately reflect the liability for Taxes of the Group Companies and (iv) accurately reflect the amount of tax losses carried forward which can be set off against profits. Except as set forth in Annex 9.1.10(b)(2), all Taxes shown to be due on such tax returns on or prior to Closing Date have been timely paid or fully reserved in the Financials.

(c)	None of the Group Companies is a party to any Action for non-payment of Taxes, nor has received written notice from such body of any claim for such non-payment of Taxes, and no written notice or other communication of any tax audit by any taxing authority has been received and to the

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knowledge of any Seller or the Company, no tax return of any of the Group Companies is currently under tax audit. None of the Group Companies is a party to any agreement (or any other legal form) for the assessment of payment of Taxes and none of the Group Companies is liable to any Taxes as result of any agreement (or any other legal form) for the assessment or payment of Taxes. No Group Company has any outstanding obligations under any settlement agreements entered into with Tax authorities.

(d)	All records which any Group Company is required to keep for tax purposes or which would be needed to substantiate any claim made or position taken in relation to Taxes by the relevant Group Company have been duly kept and are kept and are available for inspection at the premises of the Group Companies.

(e)	The Company and each Subsidiary are in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each Subsidiary. The prices for any property or services (or for the use of any property) provided by or to the Company or any Subsidiary are arm’s length prices for purposes of the applicable transfer pricing Laws.

(f)	No Group Company is treated for any Tax purposes as resident in a country other than the country of its incorporation and except as set forth in Annex 9.1.10(f), no Group Company has a branch, agency or permanent establishment in a country other than the country of its incorporation.

(g)	All formal or informal beneficial concessions and arrangements with any tax authority shall survive the Closing Date and shall not be affected by execution of this Agreement.

(h)	No agreements, transactions or arrangements involving Group Companies have taken place or are in existence which are such that they could be challenged by a tax authority on the basis of any provision, regulations or general tax concept relating to transfer pricing or constructive dividends. Any provision, regulation or general tax concept relating to the documentation, reporting, analysing, filing, justifying of all agreements, transactions or arrangements involving the members of the Group Companies are satisfied.

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(i)	There are no outstanding Tax liabilities or exposures under previous acquisition agreements relating to the Group Companies or their former Affiliates.

(j)	All Group Companies comply with debt/equity rules or similar rules and relief for interest paid, accrued or imputed, will not be disallowed under these rules.
11. Restrictions on Business Activities
Except as set forth in Annex 9.1.11, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any Subsidiary is a party or otherwise binding upon the Company or any Subsidiary which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any Subsidiary, any acquisition of property (tangible or intangible) by the Company or any Subsidiary, the conduct of business by the Company or any Subsidiary, or otherwise limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, and except as set forth in Annex 9.1.11, neither the Company nor any Subsidiary has entered into any agreement under which the Company or any Subsidiary is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
12. Title to Properties; Absence of Liens and Encumbrances
(a)	Neither the Company nor any Subsidiary owns any real property, nor has the Company or any Subsidiary ever owned any real property. Annex 9.1.12(a) sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any Subsidiary or otherwise used or occupied by the Company or any Subsidiary for the operation of its business (the Leased Real Property), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the Lease Agreements) and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any Subsidiary, no rentals are past due,

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or event of default by the Company or any Subsidiary (or event which with notice or lapse of time, or both, would constitute a default). Neither the Company nor any Subsidiary has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. Except as set forth in Annex 9.1.12(a), the Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company or any Subsidiary to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

(b)	The Leased Real Property is in good operating condition and repair and is structurally sufficient for the conduct of the business as presently conducted. To the knowledge of any Seller or the Company, neither the operation of the Company or any Subsidiary on the Leased Real Property nor such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. Neither the Company nor any Subsidiary owes any brokerage commissions or finders fees with respect to any Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company and each Subsidiary has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements.

(c)	The Company and each Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Financials, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby (the Liens described in paragraphs (i), (ii) and (iii), the Permitted Liens).
13. Intellectual Property
(a) Definitions

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For all purposes of this Agreement, the following terms shall have the following respective meanings:

Company Intellectual Property shall mean any and all Technology and Intellectual Property Rights that are or are purported to be owned by or exclusively licensed to the Company or any Subsidiary.

Company Products shall mean all products, technology or services (including products, technology or services under development) made, provided, distributed, imported, sold, licensed or supported by or on behalf of the Company or any Subsidiary.

Registered Intellectual Property Rights shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.

Shrink-Wrap Code shall mean generally commercially available non-customizable software with annual license fees less than EUR 10,000, other than (i) development tools and development environments, (ii) software used by the Company or any Subsidiary in, or in the development of, the Company’s or any Subsidiary’s products and (iii) server-side software used to host and operate the Company’s or any Subsidiary’s products.

Technology shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) domain names, web addresses and sites, (vi) tools, methods and processes, and (vii) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

(b)	Annex 9.1.13(b)(1) lists all Company Products. In addition, Annex 9.1.13(b) (2) (i) lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company or any Subsidiary (the Company Registered Intellectual Property Rights), and the jurisdictions in which it has been issued or registered or in which any application for such issuance or registration

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has been filed, or in which any other filing or recordation has been made, and (ii) lists any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the PTO) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

(c)	Except for such items of Company Registered Intellectual Property Rights acquired by Company from Siemens pursuant to the Siemens APA which the Company in its reasonable judgement decided to abandon, and which are listed in Annex 9.1.13(c) (the Siemens Abandoned IP), each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance, annuity and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other similar authorities in Switzerland, the United States, Germany or other jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Registered Intellectual Property Rights and recording Company’s ownership interests therein. There are no actions that must be taken by the Company or any Subsidiary within one hundred twenty (120) days following the date of this Agreement, including the payment of any registration, maintenance, annuity or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights, other than Siemens Abandoned IP. In each case, other than Siemens Abandoned IP, in which the Company or any Subsidiary has acquired any Technology or Intellectual Property Rights from any Person, the Company or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such Subsidiary, and, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company and such Subsidiary has recorded each such assignment with the patent, copyright, trademark or other relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in Switzerland, Germany and any other foreign jurisdiction, as the case may be.

(d)	Except as set forth in Annex 9.1.13(d), all Company Intellectual Property is either exclusively owned, or irrevocably, perpetually, and exclusively li-

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censed to the Company or the relevant Subsidiary, and can be used without any restriction by, and is fully transferable and licensable by, the Company or the relevant Subsidiary, and following the Closing will be fully transferable and licensable by the Company or the relevant Subsidiary and/or the Buyer, without restriction and without payment of any kind to any third party.

(e)	Each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Annex 9.1.13(b)(2) and, to the knowledge of the Company, all Technology and Intellectual Property Rights licensed to the Company or any Subsidiary, is free and clear of any Liens other than those set forth on Annex 9.1.13(e), Permitted Liens and security interest which arise by law.

(f)	Except as set forth in Annex 9.1.13(f)(1), to the extent that any Technology has been developed or created independently or jointly by any Person other than the Company or any Subsidiary, for which the Company or such Subsidiary has, directly or indirectly, provided consideration for such development or creation, and such Technology is used in or necessary to the conduct of Company’s or any Subsidiary’s business as presently conducted or currently contemplated to be conducted by the Company or any Subsidiary, the Company or such Subsidiary has a written agreement with such Person with respect thereto, and the Company or such Subsidiary thereby has obtained ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights by operation of Law or by valid assignment, and has required the waiver of all non-assignable rights or, in the event ownership is not assignable under any applicable law, obtained an exclusive, perpetual, irrevocable, fully paid-up, fully transferable and sublicensable, unrestricted license. Except as set forth in Annex 9.1.13(f)(2), all rights in, to and under all Technology and Intellectual Property Rights created by the Company’s founders for or on behalf or in contemplation of the Company (i) prior to the inception of the Company, or (ii) prior to their commencement of employment with the Company, have been duly and validly assigned to the Company.

(g)	Except as set forth in Annex 9.1.13(g), neither the Company nor any Subsidiary has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, sell, license, manufacture or otherwise distribute, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that are or were Company Intellectual Property, to any other Person or (ii) permitted the

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Company’s or any Subsidiary’s rights in any Technology or Intellectual Property Rights that are or were Company Intellectual Property to enter into the public domain.

(h)	Annex 9.1.13(h) and Annex 9.1.14(a)(xv) lists all agreements, contracts and licenses pursuant to which any third party has licensed or granted any right to Company or a Subsidiary in any Technology or Intellectual Property Right that is incorporated into, embedded into, distributed with, installed with, or otherwise utilized or practiced by any Company Products, or that is used in or necessary to the conduct of Company’s or any Subsidiary’s business as presently conducted or currently contemplated to be conducted by the Company or any Subsidiary (the In-Licenses), other than Shrink Wrap Code or licenses for Open Source Software.

(i)	The Company Intellectual Property, together with the Technology and Intellectual Property Rights licensed to the Company or a Subsidiary pursuant to the In-Licenses constitutes all of the Technology and Intellectual Property Rights used in, necessary to or that otherwise would be infringed by the conduct of the business of the Company or any Subsidiary as it currently is conducted or currently planned to be conducted, including, without limitation, the design, development, marketing, manufacture, use, import and sale of any Company Product. Except as set forth in Annex 9.1.13(i), the Company or the relevant Subsidiary will own or possess sufficient rights to all Technology and Intellectual Property Rights immediately following the Closing Date that are necessary to the operation of the business of the Company or the relevant Subsidiary as it currently is conducted or planned to be conducted and without infringing on the Intellectual Property Rights of any Person.

(j)	Except as set forth in Annex 9.1.13(j), none of the In-Licenses will terminate, or may be terminated by a third party, solely by the passage of time or at the election of a third party.

(k)	Except as set forth in Annex 9.1.13(k), no third party that has transferred, assigned or licensed Technology or Intellectual Property Rights to the Company or any Subsidiary has ownership rights or license rights to improvements or derivative works made by the Company or any Subsidiary in such Technology or Intellectual Property Rights.

(l)	There are no Contracts, licenses or agreements between the Company or any Subsidiary and any other Person with respect to Company Intellectual

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Property or other Technology or Intellectual Property Rights used in and/or necessary to the conduct of the business as it is currently conducted or planned to be conducted under which there is any material dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or any Subsidiary thereunder.

(m)	The operation of the business of the Company and each Subsidiary as it has been conducted, is currently conducted and is currently contemplated by the Company and each Subsidiary to be conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any Company Product has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by the Company and/or any Subsidiary following the Closing in substantially the manner as currently planned to be conducted, any Intellectual Property Rights of any Person, and does not violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. Except as set forth in Annex 8.1.13(m), neither the Company nor any Subsidiary has received notice from any Person claiming that any operation or any act or any Company Product infringes or misappropriates any Intellectual Property Rights of any Person, violates any right of any Person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does any of the Sellers or the Company have knowledge of any basis therefor).

(n)	Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of law or otherwise of any Contracts or agreements to which the Company or any Subsidiary is a party, will result in: (i) the Buyer, the Company or any of their Affiliates (including any Subsidiary) granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Buyer, the Company or any of their Affiliates (including any Subsidiary), (ii) Buyer, the Company or any of their Affiliates (including any Subsidiary), being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) the Buyer, the Company or any of their Affiliates (including any Subsidiary) being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

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The foregoing representation and warranty with respect to Buyer and its Affiliates is not intended, and does not, constitute a representation or warranty with respect to the effect of any Contracts entered into by Buyer and its Affiliates with any Third Person or any obligations of Buyer or its Affiliates under any such Contracts.

(o)	To the knowledge of any Seller or the Company, no Person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property in any material respect.

(p)	The Company and each Subsidiary has taken reasonable steps to protect the Company’s and any Subsidiary’s rights in proprietary and confidential information, trade secrets and know-how of the Company and any Subsidiary or provided by any other Person to the Company or any Subsidiary. Without limiting the foregoing, all current and former employees, consultants and contractors of the Company and each Subsidiary have executed proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (as set forth in Annex 9.1.13(p)).

(q)	No Company Intellectual Property or Company Product is subject to any pending proceeding or outstanding decree, order, judgment or settlement agreement that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary or may affect the validity, use or enforceability of such Company Intellectual Property.

No (i) product, technology, service or publication of the Company or any Subsidiary, (ii) material published or distributed by the Company or any Subsidiary, or (iii) conduct or statement of the Company or any Subsidiary constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law or regulation.

(r)	Except as set forth in Annex 9.1.13(r)(1), no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. Except as set forth in Annex 9.1.13(r)(2), no rights have been granted to any Governmental Entity with respect to any Company or any Subsidiary product, technology or service, or under any Company Intellectual Property, other than the same

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standard commercial rights as are granted by the Company or any Subsidiary to commercial end users of the Company’s or any Subsidiary’s products, technologies and services in the ordinary course of business. Except as set forth in Annex 9.1.13(r)(3), no current or former employee, consultant or independent contractor of the Company or any Subsidiary who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary.

(s)	Neither the Company nor any Subsidiary has collected any personally identifiable information from any third parties except as described in Annex 9.1.13(s). The Company and each Subsidiary has complied with all applicable Laws and its internal privacy policies relating to the privacy of users of its products, services, and Web sites, and also the collection, storage, and transfer of any personally identifiable information collected by or on behalf of the Company or any Subsidiary. The execution, delivery and performance of this Agreement complies with all applicable Laws relating to privacy and the Company’s privacy policies. True and correct copies of all applicable privacy policies are attached to Annex 9.1.13(s), and the Company and each Subsidiary has at all times made all disclosures to users or customers required by applicable Laws and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws.

(t)	Except pursuant to Contracts listed in Annex 9.1.13(t), neither the Company nor any Subsidiary nor any Person acting on the Company’s of any Subsidiary’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any software source code in the Company Products or constituting Company Intellectual Property (Company Source Code). No event has occurred, and no circumstance or condition exists, including without limitation the execution of this Agreement and the consummation of the transactions contemplated hereby, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company or any Subsidiary of any Company Source Code.

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(u)	Annex 9.1.13(u) lists (a) each item of software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) and that has been incorporated into any Company Product in any way, distributed or provided with any Company Product, or from which any part of any Company Product has been derived, (b) the applicable licenses for each such item of Open Source Software, (c) the website or other source from which such Open Source Software was obtained, (d) the Company Product to which each such item of Open Source Software relates, and (ii) generally describes, without limitation (e) the manner in which each item of such Open Source Software was used, (f) whether (and, if so, how) the Open Source Software was modified by or for the Company or any Subsidiary, (g) whether the Open Source Software was distributed by or for, or otherwise provided by or for, the Company or any Subsidiary, and (h) whether (and if so, how) such Open Source Software was incorporated into, interacts with, or linked to any Company Product or any portion thereof. Except as set forth in Annex 9.1.13(u), no Company Product contains, is derived from, or is distributed with, or is being or was developed using Open Source Software that, and neither the Company nor any Subsidiary has used Open Source Software in any manner that (except with respect to any incorporated Open Source Software itself), would or could (i) require the disclosure or distribution in source code form of any Company Product or part thereof, (ii) require the licensing of any Company Product or part thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company Product or part thereof, (iv) create, or purport to create, obligations for the Company with respect to Company Intellectual Property, or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property, or (v) impose any other material limitation, restriction, or condition on the right of the Company or a Subsidiary to use or distribute any Company Product. With respect to any Open Source Software that is or has been used by the Company or any Subsidiary in any way, the Company and its Subsidiaries has been and is in compliance with all applicable licenses with respect thereto, complete copies of which have been provided to Buyer, including without limitation any and all copyright notices, attribution requirements, and notices of availability of source code, if applicable.

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(v)	Annex 9.1.13(v) lists (i) all industry standards bodies, alliances, consortia and similar organizations of which, and the relevant Contracts under which, the Company or any Subsidiary is a member, to which it has been a contributor or in which it has been a participant, and (ii) all Company Intellectual Property that Company or any Subsidiary has licensed, contributed or provided, or is obligated to license, contribute or provide, in connection with any such Contract or affiliation. Except as described in Annex 9.1.13(v), neither the Company nor any Subsidiary is or ever was a member in, a contributor to, or participant in any industry standards body, alliances, consortia or similar organization that could require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Technology or Intellectual Property Rights.

(w)	Annex 9.1.13(w) lists all unsettled current and future payment or other compensation claims, owed by the Company or any Subsidiary to any Person, including without limitation employees and managers of the Company and its Affiliates, for assignments of inventions or Intellectual Property Rights.
14. Agreements, Contracts and Commitments
(a)	Except as set forth in Annex 9.1.14(a) (specifying the appropriate subparagraph), neither the Company nor any Subsidiary is a party to, or is it bound by any of the following (each, a Material Contract):
(i)	any consulting agreement, Contract or commitment with an individual consultant, contractor or salesperson, or consulting, services or sales agreement, Contract, or commitment with a firm or other organization other than employment agreements and agreements with hourly workers;

(ii)	other than the SVOX Option Plans, any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)	any fidelity or surety bond or completion bond;

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(iv)	lease of personal property or equipment having a value in excess of EUR 25,000 individually or EUR 100,000 in the aggregate;

(v)	any agreement of indemnification or guaranty, but excluding agreements of indemnification or guaranty with respect to the infringement by the Company or any Subsidiary products of the Intellectual Property Rights of third parties that are contained in the Company’s or any Subsidiary’s written agreements with its customers that have been entered into in the ordinary course of business;

(vi)	any agreement, Contract or commitment relating to capital expenditures and involving future payments in excess of EUR 25,000 individually or EUR 100,000 in the aggregate;

(vii)	any agreement, Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s or any Subsidiary’s business;

(viii)	any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix)	any purchase order, Contract or other commitment obligating the Company or any Subsidiary to purchase materials or services at a cost in excess of EUR 25,000 individually or EUR 100,000 in the aggregate;

(x)	any agreement containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;

(xi)	any agreement providing a customer with refund rights;

(xii)	any dealer, distribution, marketing, development or joint venture agreement which requires payment in excess of EUR 25,000 individually or EUR 100,000 in the aggregate;

(xiii)	any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of material products, technology or services of the Company or any Subsidiary;

(xiv)	any Contracts and licenses, including out-bound licenses with respect to the Company’s or any Subsidiary’s products;

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(xv)	any Contracts, licenses and agreements to which the Company or a Subsidiary is a party with respect to any Technology or Intellectual Property Rights, including without limitation any in-bound licenses, out-bound licenses and cross-licenses, but excluding (A) non-disclosure agreements and non-exclusive out-bound licenses with respect to the provision of Company’s or any Subsidiary’s products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business), (B) in-bound licenses and purchase agreements for Shrink-Wrap Code licensed to the Company or any Subsidiary that is not incorporated into, embedded into, distributed with, installed with, or otherwise utilized by any Company Products, and (C) in-bound licenses for “freeware,” “free software,” “open source software” licensed to the Company or any Subsidiary and not used in, or in the development of, the Company’s or any Subsidiary’s products or services and not server-side software used to host and operate the Company’s or any Subsidiary’s products; or

(xvi)	any other agreement, Contract or commitment that involves EUR 25,000 individually or EUR 100,000 in the aggregate or more and is not cancelable by the Company or any Subsidiary without penalty within thirty (30) days.
The Company and each Subsidiary is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company or any Seller have knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect, and neither the Company nor any Subsidiary is subject to any default thereunder, nor to the knowledge of the Company is any party obligated to the Company or any Subsidiary pursuant to any such Material Contract subject to any default thereunder. Except as set forth in Annex 9.1.14(a), no Material Contract will terminate, or may be terminated by either party, solely by the passage of time or at the election of either party within 120 days after the Closing.
15. Interested Party Transactions
Except as set forth in Annex 9.1.15, to the knowledge of any Seller or the Company, no officer, director or stockholder of the Company or any Subsidiary (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (a) an interest in any Person which furnished or sold or licensed, or furnishes or sells or licenses, services, products, Technology or Intellectual Property Rights that the Company or any Subsidiary

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furnishes or sells, or proposes to furnish or sell, (b) any interest in any Person that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services or (c) a beneficial interest in any Material Contract to which the Company or any Subsidiary is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Clause 15. No shareholder of the Company has any loans outstanding from the Company or any Subsidiary.
16. Governmental Authorization
Each consent, license, permit, grant or other authorization (a) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, Company Authorizations) has been issued or granted to the Company or a Subsidiary, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each Subsidiary to operate or conduct its business or hold any interest in its properties or assets. The Company or a Subsidiary, as the case may be, has complied at all times with each of the Company Authorizations. No Company Authorization requires that the transactions contemplated hereunder receive the approval of the Person that issued such Company Authorization.
17.	Litigation Except as set forth in Annex 9.1.17, there is no action, suit, claim or proceeding of any nature pending, or to the knowledge of any Seller or the Company, threatened, against the Company or any Subsidiary, their properties (tangible or intangible) or any of their officers or directors, nor to the knowledge of any Seller or the Company is there any reasonable basis therefor. Except as set forth in Annex 9.1.17, there is no investigation, audit, or other proceeding pending or, to the knowledge of any Seller or the Company, threatened, against the Company or any Subsidiary, any of their properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the knowledge of any Seller or the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any Subsidiary to conduct their respective operations substantially as presently or previously conducted or as presently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the knowledge of any Seller or the Company, threatened, against any Person who has a contractual right or a right pursuant to statutory law to indemnification

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from the Company or any Subsidiary related to facts and circumstances existing prior to the Closing Date, nor are there, to the knowledge of any Seller or the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding. Neither the Company nor any Subsidiary is subject to or bound by any court approved or imposed agreement, judgment, decree or order which may materially and adversely affect the business, prospects or condition (financial or otherwise) of Company or any Subsidiary.
18.	Minute Book The minutes of the Company and each Subsidiary made available to the Buyer contain complete and accurate records of all actions taken, and summaries of all meetings held, by the shareholders and the Board of Directors of the Company and each Subsidiary (and any committees thereof).
19.	Environmental Matters The Company and each Subsidiary (a) has not received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining Liability; (b) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any material Liability or corrective or remedial obligation under any Environmental Laws; (c) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company or any Subsidiary; and (d) has delivered to the Buyer or made available for inspection by the Buyer and its agents, representatives and employees all records in the Company’s and each Subsidiary’s possession concerning the Hazardous Materials activities of the Company and each Subsidiary and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or any Subsidiary conducted at the request of, or otherwise in the possession of the Company or any Subsidiary. To the knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or any Subsidiary such as could give rise to any material Liability or corrective or remedial obligation of the Company or any Subsidiary under any Environmental Laws.
20. Brokers’ and Finders’ Fees
Except as set forth in Annex 9.1.20, neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’

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fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. Annex 9.1.20 sets forth the principal terms and conditions of any Contract or agreement, written or oral, with respect to such fees.
21. Employment
(a)	Annex 9.1.21(a) sets forth a list of the directors, officers and employees of the Company and each Subsidiary containing in respect of the aforementioned personnel: status as a former Siemens employee; personal details such as: job title, day of birth, years of service, nationality; all individual re-muneration details for the current fiscal year; post contractual non competition clauses (if any); details regarding the entitlements to company pensions; termination details, such as notice periods, special protection against dismissal due to, status of employees as member or substitute member of works council or parental leave or disability.

(b)	Except as provided for in the Carve-out Plans and other documents, disclosed under Annex 9.1.21(b), in respect of the directors, officers and employees of the Group Companies there are (i) no a notice periods by the Group Company longer than six months, nor is there termination compensation payable for termination on due notice that would exceed the equivalent of six months’ salary; (ii) no material salary increases resolved but not yet implemented; (iii) no employment or benefit agreements, plans or arrangements entitling directors, officer or employees to severance or other payments upon a change of control of the Group.

(c)	None of employees listed in Annex 9.1.21(a) has given notice to terminate his or her employment agreement or has informed any of the Group Companies that such a termination is intended, nor has notice to terminate been given by any of the Group Companies. No amendment to the terms and conditions on which such employees have been engaged (including remuneration and ancillary fringe benefits) has been made since December 31, 2010.

(d)	The Group Companies are not members in any employers’ associations with the effect that the company is bound to collective bargaining agreements (keine Tarifbindung), except as disclosed on Annex 9.1.21(d).

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(e)	Annex 9.1.21(e) lists all applicable shop agreements, collective bargaining agreements, employment agreements or other agreements relating to the employment of any employee of the Group Companies or otherwise affecting the Group Companies. The shop agreements and collective bargaining agreements concerning SVOX Deutschland GmbH are applicable only for former Siemens employees as well as partially for other employees employed in the Munich operation of SVOX Deutschland GmbH, as listed in Annex 9.1.21.(a). The shop agreement and its implementation by individual agreements do not increase the personnel costs for the employees concerned. A reconciliation of interest agreement (Interessenausgleich) and/or social plan (Sozialplan) is currently not negotiated and/or applicable for SVOX Deutschland GmbH. SVOX Deutschland GmbH has local works councils for the operations in Munich and Ulm and a joint works council.

(f)	The Group Companies have in all material respects complied with the obligations arising out of collective bargaining agreements and|or shop agreements, in particular any social plans, if any. There are no current disputes with any governmental or self-regulatory authority, any labour union, any works council or other employee representatives. No mass dismissals, in particular those which would give rise to any notification to public, governmental or self-regulatory authorities, have been announced since December 31, 2010 or have been planned.

(g)	All material agreements or arrangements for the payment of pensions, allowances, lump sums or other similar benefits on retirement or death or during periods of sickness or disablement for the benefit of any current or former director, officer or employee of the Group Companies are disclosed in Annex 9.1.21(g) and, save in respect thereof, as at the date hereof the Group Companies have no obligation to provide or contribute to the provision of any retirement, death, sickness, disability or like benefit for or in respect of any of the current or former directors, officers or employees of the members of the Group Companies nor has any proposal been announced or agreement been reached to establish or contribute to any arrangement providing any such benefits.

(h)	Each of the Group Companies has complied at all times and in all material respects with all laws, statutes, rules and regulations applicable with respect to employees in each of the jurisdictions in which the Group’s business is being conducted.

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(i)	There are no strikes, work stoppages, disputes or other proceedings pending or overtly threatened between any of the Group Companies and any of the employees in connection with their employment in the Group’s business. Except as set forth in Annex 9.1.21(i) none of the Group Companies has received written notice of the intent of any governmental entity responsible for the enforcement of any labor law to conduct an investigation with respect to any Group Company, and no such investigation is currently in progress. Except as set forth in Annex 9.1.21(i), there is no material Action pending or threatened against any Group Company and any of its current or former (including retired) directors, officers or employees, including any Action for wrongful termination or breach of express or implied contract of employment or for violation of labor laws.
22. Social Security, Pensions and Benefit Plans
(a)	The Group Companies are in compliance with all applicable pension and social security laws. All social security, pension fund, company pension commitments (Pensionszusagen), benefit plan or similar payments due by the Group Companies in favor of the employees under the law or any benefit plans (collectively, the Employee Benefit Plans) for any period ending before the Balance Sheet Date have been fully paid or provisioned for in the Financials. Annex 9.1.22(a) contains a true, correct and complete list of each Employee Benefit Plan and separately lists the terms and conditions and beneficiaries of such Benefit Plans. In particular in respect of the pension commitments, jubilee payment commitments and similar commitments made by SVOX Deutschland GmbH the following shall be set forth: (i) the beneficiaries, (ii) the actuarial evaluation of the aforementioned commitments according to the applicable local accounting standards and (iii) the terms and conditions.
All social security payments and payment in respect of Employee Benefit Plans due as at the Balance Sheet Date by the Group Companies in favor of their employees under the law or any Employee Benefit Plans have been fully paid or provisioned in the Financials. All contributions required to be made as at the Balance Sheet Date under the terms of the Law (as regards social security) or of any such Employee Benefit Plans have been made in a timely manner or have been adequately provisioned in the Financials. None of the Employee Benefit Plans has any accumulated funding deficiency, and none of the Employee Benefit Plans has any accumulated funding deficiency on a Projected Benefit Obligations basis in accordance with applicable accounting principles.

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(b)	As of the Closing Date, SVOX Deutschland GmbH has duly paid and funded, or set up accruals for in the German Financials, all pension related insurance contracts and|or other pension operators in use, including but not limited to the trustee under the contractual trust arrangement, which is described and disclosed in Annex 9.1.22(b) (CTA). Annex 9.1.22(b) also contains the funding status of the CTA in accordance with the applicable local accounting standards. The CTA is usable under the applicable accounting standards and recognized under law to be protected against insolvency/ to provide protection in case of insolvency (Insolvenzfestigkeit). The further use of the CTA is not affected upon change of control in respect of the Group.

(c)	Each Employee Benefit Plan has been established and administered in accordance with its terms and in compliance with applicable law.
23. Insurance
Annex 9.1.23 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and each Subsidiary, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. Except as set forth in Annex 9.1.23, there is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid on the Closing Date or provisioned for in the Financials and the Company and each Subsidiary is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since they were undertaken and remain in full force and effect. None of the Sellers nor the Company has knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any Subsidiary has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
24. Compliance with Laws
(a)	The Company and each Subsidiary has complied with, is not in violation of, and has not received any notices of suspected, potential, or actual violation

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with respect to, any foreign, federal, cantonal or local statute, Law or regulation.

(b)	The Company and the Subsidiaries (including any of their officers, directors, agents, employees or other Person associated with or acting on its behalf) have at all times been, and are currently, fully in compliance with all applicable Anti-Corruption and Anti-Bribery Laws in any jurisdiction. There are no pending or, to the knowledge of any Seller or the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or its Subsidiaries with respect to any Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ activities that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

(c)	To the knowledge of any Seller or the Company, no officer or director of the Company or any Subsidiary has been: (i) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from, or otherwise imposing limits or conditions on its or his engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iii) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission or any other securities market supervising authority to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.
25.	Bank Accounts, Letters of Credit and Powers of Attorney Annex 9.1.25 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and each Subsidiary (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company and each Subsidiary (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such

Annex 9.1 to the Share Purchase Agreement re SVOX AG       33 | 36
letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company or any Subsidiary. The Company has heretofore delivered to the Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Annex 9.1.25.
26. Customers and Suppliers
(a)	Annex 9.1.26(a) sets forth each customer of the Company and each Subsidiary who accounted for more than 5% of the revenues of the Company and its Subsidiaries for the fiscal year ended December 31, 2010, and who is expected to account for more than 5% of the revenues of the Company or any Subsidiary for the fiscal year ended December 31, 2011 (collectively, the Customers). The relationships of the Company or a Subsidiary with its Customers are good commercial working relationships. Except to the extent disclosed on Annex 9.1.26(a), since December 31, 2009, no Customer of the Company or any Subsidiary has cancelled or otherwise terminated its relationship with the Company or such Subsidiary, or has during the last twelve (12) months decreased materially its usage or purchases of the services or products of the Company or such Subsidiary. Except to the extent disclosed on Annex 9.1.26(a), no Customer has, to the knowledge of any Seller or the Company, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary or to decrease materially its usage, purchase or distribution of the services or products of the Company or any Subsidiary.

(b)	Annex 9.1.26(b) sets forth a list of all suppliers to whom the Company or any Subsidiary made payments aggregating EUR 25,000 or more during the fiscal year ended December 31, 2010, or expects to aggregate EUR 25,000 or more during the fiscal year ended December 31, 2011, showing, with respect to each, the name, address and dollar volume involved. Since December 31, 2009, no supplier has terminated or reduced its business with the Company or any Subsidiary or materially and adversely modified its relationship therewith.
27. Warranties to Customers
Except as disclosed in Annex 9.1.27, no product or service provided by the Company or any Subsidiary is subject to any guarantee, warranty, or other indemnity that extends beyond, in any material respect, the applicable standard terms and conditions of sale, lease or license. There is no claim, action, suit,

Annex 9.1 to the Share Purchase Agreement re SVOX AG       34 | 36
investigation or proceeding pending against the Company or any Subsidiary, or to the knowledge of any Seller or the Company, threatened, relating to alleged defects in the products or services provided by the Company or any Subsidiary, or the failure of any such product or service to meet agreed upon specifications and, to the knowledge of any Seller or the Company, there is no basis for any of the foregoing.
28. Siemens APA
(a)	The operation of the business of the Company and each Subsidiary as it has been conducted, is currently conducted and is currently contemplated by the Company and each Subsidiary to be conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service (including products, technology or services currently under development) of the Company or any Subsidiary: (i) does not include the performance of any acts under or using the Siemens Licensed IP outside the Siemens Speech Business Field, (ii) does not include the performance of any acts under or using the Siemens Licensed IP that are otherwise outside the scope of the licenses granted by Siemens to Company under the Siemens APA, and (iii) has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by the Company and/or any Subsidiary following the Closing in the manner currently planned to be conducted, any of the Siemens Licensed IP. Without limiting the foregoing, the Siemens Speech Business, as it has been conducted, is currently conducted and is currently contemplated by the Company and each Subsidiary to be conducted of the Closing Date, is wholly within the Siemens Speech Business Field.

(b)	The restrictions to the use and transferability of the Siemens Licensed IP under the Siemens APA do not adversely affect the actual undertaking of the Siemens Speech Business and/or the Business by the Company, including with respect to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any enhancements and improvements of existing products and services. No Siemens Licensed IP is included in any products or services of the Company and/or its Affiliates, except in those products and services exclusively listed in Annex 9.1.28(b).

(c)	The “related obligations of the Purchaser” that that have to be taken over by the acquirer under in Section 2.12.3 of the Siemens APA are limited

Annex 9.1 to the Share Purchase Agreement re SVOX AG       35 | 36
solely to those obligations which are related to the respective individual items that have been acquired by the acquirer. By means of example only, an acquirer of a trademark would not take over, and would not be required to take over, any obligations that are related to patents.

(d)	With respect to products or services that were developed by Siemens, or any of its Affiliates from time to time, prior to the Siemens APA Closing Date in cooperation with the Siemens business unit which was in charge of the Siemens Speech Business prior to, or at, the Siemens APA Closing Date, as of the Siemens APA Closing Date, no such products or services infringed any patents or utility models of Nuance and/or any of its Affiliates. For the avoidance of doubt, with respect to products and services developed by Siemens or its Affiliates (other than by the Siemens business unit which was in charge of the Siemens Speech Business), this statement shall only apply in so far as the infringement is based on the input provided by the Siemens business unit which was in charge of the Siemens Speech Business.

(e)	Annex 9.1.28(e), Part I, includes a complete and accurate list of all Siemens Transferred Licensing-in Agreements. Except as otherwise set out in Annex 9.1.28(e), Part II, all Siemens Transferred Licensing-In Agreements are in full force and effect and have been validly assigned to the Company. None of the Siemens Transferred Licensing-in Agreements listed in Annex 9.1.28(e), Part II, relate to any speech databases used by the Company or any of its Subsidiaries or that are otherwise necessary for the conduct of the business of the Company or any Subsidiary as currently conducted or planned to be conducted.

(f)	The patents listed in Annex 9.1.28(f), comprise a complete and accurate list of all Intellectual Property Rights to which any licenses or covenants not to sue apply under Sections 2.6.3 and 2.6.4 of the Siemens APA.

(g)	Siemens will not exercise its rights under Section 17.1 of the Siemens APA.

(h)	The term “Purchaser’s Affiliates” in Section 18.1 of the Siemens APA is limited solely to companies that were Affiliates of SVOX Germany prior to, or at, the Siemens APA Closing Date. Following the Closing, neither Nuance nor any of its Affiliates (other than any Group Company) will owe any payments to Siemens or any of its Affiliates pursuant to Section 18 of the Siemens APA.

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(i)	Section 19.6 of the Siemens APA does not cover any obligations except real liabilities (echte Verbindlichkeiten) and the obligation to transfer the obligation under Section 19.6 of the Siemens APA itself.

(j)	Except as set forth in Annex 9.1.28(j), there are no current or future unsettled claims or legal disputes existing or, to the knowledge of any Sellers or the Company, threatening between the Company and/or one of its Affiliates on the one side and Siemens and/or any of its Affiliates on the other side.
29. Complete Copies of Materials
The documents delivered or made available to the Buyer are true and complete copies of each document (or summaries of same).
30. Other Information
None of the representations or warranties made by the Sellers in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Sellers or the Group pursuant to this Agreement contains, or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The financial projections relating to the Company delivered to Nuance (a true and complete copy of which appears in Annex 9.1.30 have been prepared in good faith based on assumptions that management of the Company believe are reasonable.

Annex 9.2 to the Share Purchase Agreement re SVOX AG       1 | 2
Annex 9.2
     Representations and Warranties of Nuance
(a)	The Buyer is a corporation duly organized and validly existing under the laws of Delaware, and has the full corporate power, authority and necessary governmental approvals to own or use its assets and properties and to conduct its business as the same is presently being conducted.

(b)	The Parent is a corporation duly organized and validly existing under the laws of Delaware, and has the full corporate power, authority and necessary governmental approvals to own or use its assets and properties and to conduct its business as the same is presently being conducted.

(c)	The Buyer and the Parent each has the full power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. This Agreement constitutes the valid, legal and binding obligations of the Buyer and the Parent, enforceable in accordance with their terms. There exist no limitations under applicable law, the constituting documents of the Buyer and the Parent, or any contracts by which the Buyer or the Parent is bound that would prevent the Buyer or the Parent from entering into or performing its obligations under this Agreement.

(d)	No authorizations, permits or consents are required from any governmental or administrative authority, or any third party (including, without limitation, any shareholders or creditors of the Buyer and the Parent) for the consummation of the transactions contemplated by this Agreement other than as set out herein.

(e)	There are no Actions, suits or proceedings pending against the Buyer or the Parent or any of their Affiliates before any court or administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, which would operate to hinder the consummation of the transactions contemplated by this Agreement.

(f)	Nuance has procured that on the Closing Date it will have the necessary funds at its disposal to finance the transactions contemplated by this Agreement.

(g)	Parent is (i) eligible to register secondary offerings of securities, including the resale of the Parent common stock constituting the Consideration

Annex 9.2 to the Share Purchase Agreement re SVOX AG       2 | 2
Shares on a registration statement on Form S-3 under the Securities Act and (ii) a “well known seasoned issuer” under the Securities Act and the rules and regulations promulgated thereunder.